EXHIBIT 10.1
SENIOR SECURED TERM LOAN AGREEMENT
U.S.$15,000,000
Dated as of September 26, 2005
between
EMISPHERE TECHNOLOGIES, INC.,
as Borrower
and
MHR INSTITUTIONAL PARTNERS IIA LP,
as Lender

Table of Contents

1.	DEFINITIONS; INTERPRETATION		1
	1.1.	Definitions	1
	1.2.	Interpretation	11
2.	COMMITMENTS; DISBURSEMENT		11
	2.1.	Commitment to Lend	11
	2.2.	Disbursement	11
3.	REPAYMENT		11
	3.1.	Repayment	11
	3.2.	Illegality	11
4.	REDEMPTION		12
	4.1.	Redemption	12
5.	INTEREST		12
	5.1.	Basic Rate	12
	5.2.	Default Interest	12
	5.3.	Interest Payments	12
6.	TAXES		12
	6.1.	Withholding	12
	6.2.	Gross-up	12
	6.3.	Stamp Taxes	13
7.	PAYMENTS; COMPUTATIONS		13
	7.1.	Making of Payments	13
	7.2.	Computations	13
8.	CONDITIONS PRECEDENT		13
	8.1.	Conditions to the Making of the Loan	13
9.	REPRESENTATIONS AND WARRANTIES		14
	9.1.	Representations and Warranties	14
10.	COVENANTS		21
	10.1.	Use of Proceeds	21
	10.2.	Disbursement Account	21
	10.3.	Governmental Authorizations	21
	10.4.	Financial Statements; Reporting	21
	10.5.	ERISA	23
	10.6.	Maintenance of Property	23
	10.7.	Maintenance of Existence; Lines of Business	23
	10.8.	Compliance with Laws	23
	10.9.	Books and Records; Inspection Rights	23
	10.10.	Notices of Default	23
	10.11.	Liens and Encumbrances	23
	10.12.	Insurance	23
	10.13.	Proxy Statement	24
	10.14.	Consolidations, Mergers	24
	10.15.	Asset Sales	24
	10.16.	Transactions With Affiliates	25

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	10.17.	Notice of Tax Exemption	25
	10.18.	Payment of Taxes	25
	10.19.	Stockholder Approval	25
	10.20.	Limitation on Indebtedness	25
	10.21.	Restricted Payments	26
	10.22.	Notices	26
	10.23.	Cancellation of Indebtedness	26
	10.24.	Subsidiaries	26
	10.25.	Limitation on Issuance of Equity Interests of Subsidiaries	26
	10.26.	Maintenance of NOLs	26
	10.27.	Intellectual Property	27
	10.28.	Investments	27
	10.29.	Subsidiary Indebtedness	28
	10.30.	Restrictive Agreements	28
	10.31.	Limitation on Layering	28
	10.32.	Novartis Note	28
	10.33.	Clinical Trials	28
	10.34.	Additional Disclosure	28
	10.35.	SEC Filing Compliance	29
	10.36.	Post-Closing Actions	29
11.	EXCHANGE FOR CONVERTIBLE NOTES		30
	11.1.	Exchange of Notes	30
	11.2.	Additional Conditions to Exchange	30
12.	EVENTS OF DEFAULT		30
	12.1.	Events of Default	30
	12.2.	Default Remedies	32
	12.3.	Right of Setoff	34
	12.4.	Rights Not Exclusive	34
13.	INDEMNIFICATION		34
	13.1.	Amendment and Enforcement Expenses	34
	13.2.	Other Expenses	34
	13.3.	Indemnification	34
	13.4.	Increased Costs	35
	13.5.	Waiver of Consequential Damages, Etc	35
	13.6.	Nature of Indemnity	36
14.	GENERAL		36
	14.1.	Choice of Law	36
	14.2.	Jurisdiction	36
	14.3.	Application and Distribution of Payments	36
	14.4.	Replacement of Notes	36
	14.5.	Notices	37
	14.6.	Waivers	37
	14.7.	Amendment	37
	14.8.	Assignments and Participations	38
	14.9.	Determinations by the Lender	38

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14.10.	Survival	38
14.11.	Severability of Provisions	38
14.12.	Counterparts	38
14.13.	Confidentiality	38
14.14.	Binding Effect	38
14.15.	Integration of Terms	38
14.16.	WAIVER OF RIGHT TO TRIAL BY JURY	38
14.17.	Nature of Obligations	38
Exhibits

EXHIBIT A:	Form of Promissory Note
EXHIBIT B:	Form of Certificate of the Borrower
EXHIBIT C:	Form of Opinion of Counsel to the Borrower
EXHIBIT D:	Budget of Borrower
EXHIBIT E:	Third-Party Notices
EXHIBIT F:	Investment Guidelines
EXHIBIT G:	Form of Compliance Certificate
EXHIBIT H:	Account Information

iii

      This SENIOR SECURED TERM LOAN AGREEMENT (this “Agreement”) dated as of September 26, 2005 between Emisphere Technologies, Inc., a Delaware corporation (the “Borrower”) and MHR Institutional Partners IIA LP, a Delaware limited partnership (the “Lender”).
      WHEREAS, the Borrower proposes to borrow from the Lender in order to fund certain operating expenses as further set forth in the Budget (as defined below); and
      WHEREAS, the Lender proposes to lend to the Borrower, $15,000,000 for such purpose on the terms and subject to the conditions set forth in this Agreement.
      NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

1.	DEFINITIONS; INTERPRETATION
      1.1.     Definitions. For purposes of this Agreement, the terms defined in the recitals of the parties shall have the meanings given to them therein and the following terms shall have the following respective meanings.
      “18-Month Budget” means, with respect to any Asset Sale proposed to be made pursuant to Section 10.15(c), the Borrower’s operating budget covering the period from the date of the consummation of such Asset Sale to the date 18 months thereafter.
      “Affiliate” means, as to any Person, any other Person (i) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (ii) who is a director or officer (A) of such Person; (B) of any Subsidiary of such Person; or (C) of any Person described in clause (i) above with respect to such Person; or (iii) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Exchange Act, as is in effect on the date hereof) of 10% or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person; provided that notwithstanding anything else herein to the contrary, any Permitted Holder shall be deemed not to be an Affiliate of the Borrower or any Subsidiary. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.
      “Affiliate Transaction” has the meaning ascribed to such term in Section 10.16.
      “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, a sale/leaseback transaction, and the sale or transfer of any FDA licenses or approvals) other than any sale, lease, conveyance or other disposition involving assets or rights (or a series of related sales, leases, conveyances or other dispositions) having a fair market value less than $50,000 individually and $100,000 in the aggregate during the period from the Closing Date until the Repayment Date (which fair market value shall in each case be determined as of the date of such disposition), and other than sales, conveyances or transfers of inventory in the ordinary course of business consistent with past practices with the prior written consent of the Lender (which shall not be unreasonably withheld); and (ii) the issuance or sale by the Borrower or any of its Subsidiaries of Equity Interests of any of the Borrower’s Subsidiaries. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Borrower to a Subsidiary or by a Subsidiary to the Borrower or to another Subsidiary; (ii) an issuance or sale of Equity Interests by a Subsidiary to the Borrower or to another Subsidiary; (iii) a sale or other disposition of property or equipment that has become worn out, obsolete or otherwise unsuitable for its purpose; (iv) a disposition of Cash Equivalents; (v) transactions consummated in compliance with Section 10.15 or Restricted Payments in accordance with Section 10.21; and (vi) the exercise of rights (including foreclosure), in respect of any Lien permitted by Section 10.11.
      “Atticus” means Atticus European Fund LTD.
      “Atticus Consent” means that certain letter agreement dated as of August 19, 2005 by and between the Borrower and Atticus.

      “Bank” means a financial institution at which the Borrower and the Lender shall mutually agree to maintain the Disbursement Account.
      “Bankruptcy Code” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
      “Board of Directors” means the board of directors of the Borrower.
      “Borrower 2004 10-K” means Emisphere Technologies, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended and filed with the SEC prior to the Closing Date.
      “Borrower Intellectual Property” constitutes all present and future Intellectual Property owned, controlled, licensed or used by the Borrower or necessary to the conduct of the business of the Borrower.
      “Borrower SEC Documents” has the meaning ascribed to such term in Section 9.1(k).
      “Borrower Ongoing SEC Documents” has the meaning ascribed to such term in Section 10.35.
      “Budget” has the meaning ascribed to such term in Section 10.1, as updated and amended from time to time pursuant to Section 10.04(c) and Section 10.15.
      “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.
      “Capital Lease” means, for any Person, a lease of any interest in any kind of property (whether real, personal or mixed) or asset by such Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.
      “Cash Equivalents” means (i) Dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 6 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of 6 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 6 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thompson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within 6 months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) - (v) of this definition.
      “Change of Control” shall be deemed to have occurred when (i) any person (as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 under the Exchange Act) of a majority of the combined voting power of the Common Stock; (ii) the Borrower merges or consolidates with or into another Person as a result of which the shareholders of the Borrower immediately prior to the consummation of such transaction do not own at least 50% of the outstanding voting securities of the remaining, consolidated or successor entity, as the case may be, or the Borrower sells or disposes of all or substantially all of its assets to any Person; (iii) the liquidation, dissolution, or the winding up of the affairs of the Borrower; or (iv) during any 12 month-period following the date hereof, individuals who at the beginning of such period constituted the Board of Directors (and any new members of the Board of Directors whose election by the Board of Directors or whose nomination for election by the Borrower’s shareholders was approved by (A) a vote of a majority of the members of the Board of Directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) the Permitted Holders), cease for any reason to constitute a majority of the Board of Directors.
      “Closing Date” means the date of this Agreement, or such other date mutually agreed by the parties in writing on which the conditions precedent set forth in Article 8 shall be first satisfied or waived and the transactions contemplated hereby to occur on such date are consummated.
      “Code” or “UCC” means the Uniform Commercial Code in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
      “Collateral” has the meaning ascribed to such term in Section 2.1 of the Security Agreement.
      “Common Stock” means the Borrower’s common stock, par value $0.01 per share.
      “Confidential Information” means all proprietary and confidential information or materials possessed or developed, whether developed before or after the Closing Date; including without limitation, information or materials on substances, formulations, technology, equipment, data, reports, Know-How, sources for supply, patent position and business plans, inventions, discoveries, improvements and methods, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information regarding business operations.
      “Convertible Note” has the meaning ascribed to such term in the Investment Agreement.
      “Copyright Licenses” means all written agreements granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
      “Copyrights” means all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and the right to obtain all renewals of any of the foregoing.
      “Daily Market Price” shall mean, as of any date of determination, the closing sale price for the Common Stock, for the Trading Day of such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such Trading Day or that are not otherwise reflected in such closing price and further subject to adjustment as provided herein) on the principal United States securities exchange or trading market where the Common Stock is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the closing sale price for the Common Stock on the OTC Bulletin Board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the closing sale price as reported in the “pink sheets” by the Pink Sheets LLC, in each case for such date or, if such date was not a Trading Day for such security, on the next preceding date which was a Trading Day. If the Daily Market Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Daily Market Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Lender and reasonably acceptable to the Borrower, with the costs of such appraisal to be borne by the Borrower.
      “Default” means any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
      “Designated Account” means the bank account previously designated by Lender into which the Lender shall disburse, pursuant to Sections 2.2 and 8.1(j) hereof, the full amount required by this Agreement to be so disbursed for and on behalf of the Borrower pursuant to Section 8.1(j) hereof.

      “Disbursement Account” means (a) an investment account (i) maintained at Bank in the name of the Borrower, and (ii) as to which the right to transfer, withdraw or otherwise disburse funds therefrom shall reside, pursuant to the terms hereof and the terms of any account control agreement if one was entered into, solely with the Lender to the exclusion of the Borrower, as such investment account may be reconstituted or replaced pursuant to Section 10.36, or (b) such other deposit account as the Lender and Borrower shall reasonably agree, and in each case subject to an account control agreement in form and substance acceptable to the Lender and the Borrower.
      “Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible, or for which they are exchangeable, at the option of the holder thereof), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date.
      “Dollars” or “$” means lawful money of the United States.
      “Environmental Law” means any present and future federal, state, local or foreign laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, including but not limited to those relating to Hazardous Substances.
      “Equity Interest” means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and all options, warrants or other rights to purchase or acquire any of the foregoing; and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.
      “ERISA” means the Employee Retirement Income Security Act of 1974.
      “ERISA Affiliate” means, with respect to the Borrower or any Subsidiary, any trade or business (whether or not incorporated) that, together with the Borrower or Subsidiary, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
      “ERISA Event” means, with respect to the Borrower or any Subsidiary or ERISA Affiliate, (i) the complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) of the Borrower or any Subsidiary or ERISA Affiliate from any Multiemployer Plan; (ii) the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (iii) the failure by the Borrower or any Subsidiary or ERISA Affiliate to make when due required contributions to a Multiemployer Plan unless such failure is cured within 30 days; (iv) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (v) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (vi) the loss of a Qualified Plan’s qualification or tax exempt status; or (vii) any other event or condition that could constitute grounds for the imposition of material liability with respect to any Plan and which, if curable, is not cured within 30 days.
      “Event of Default” has the meaning ascribed to such term in Section 12.1.
      “Exchange” has the meaning ascribed to such term in Section 11.1.
      “Exchange Act” means the Securities Exchange Act of 1934.
      “Exchange Date” has the meaning ascribed to such term in Section 11.1.
      “Exchange Notice” has the meaning ascribed to such term in Section 11.1.
      “Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any Obligation, (i) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) any value-added tax imposed by any governmental authority.
      “FDA” means the Food and Drug Administration, as from time to time constituted, created under the Food and Drug Act of 1906.
      “Final Withdrawal Date” means the date immediately following the date on which all proceeds have been disbursed from the Disbursement Account at the direction of the Borrower and in accordance with the applicable provisions hereof.
      “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.
      “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person: (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness; (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.
      “Guarantors” means each Subsidiary of the Borrower that executes a guaranty in accordance with Section 10.24.
      “Hazardous Substances” includes, but is not limited to, any and all substances defined, listed or otherwise classified as pollutants, hazardous wastes, medical wastes, hazardous substances, radiological substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, or that may have a negative impact on human health or the environment.
      “Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into by the Borrower which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
      “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives or other financial products; (iii) all obligations of such Person as a lessee under Capital Leases; (iv) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed; (v) all obligations of such Person to pay the deferred purchase price of assets; (vi) all obligations of such Person owing under Hedge Agreements; and (vii) any obligations of such Person Guaranteeing or intended to Guarantee (whether directly or indirectly Guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness of such other Person under any of clauses (i) through (vi) above.
      “Indemnifiable Taxes” means any Taxes other than Excluded Taxes.
      “Indemnified Party” has the meaning ascribed to such term in Section 13.3.

      “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Know-How, Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
      “Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year.
      “Investment Agreement” means Investment and Exchange Agreement, dated the Closing Date, among the Borrower, the Lender, MHR Capital Partners (500) LP, MHR Capital Partners (100) LP, and MHR Institutional Partners II LP.
      “Investment Guidelines” means the Borrower’s Corporate Investment Policy, a copy of which is attached hereto as Exhibit F.
      “Investments” means, (i) any direct or indirect purchase or other acquisition by the Borrower or any Subsidiary of any Equity Interest, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by the Borrower or any Subsidiary to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.
      “IRC” means the Internal Revenue Code of 1986.
      “Know-How” means any and all proprietary unpatented technical information, data, ideas, test results, inventions, instructions, processes, knowledge, techniques, discoveries, formulae, specifications, designs, regulatory filings, and biological or other materials (including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information).
      “Knowledge” means, with respect to the knowledge of the Borrower, the knowledge of the chief executive officer or the chief financial officer of the Borrower after due and diligent inquiry.
      “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
      “Line of Business” means (a) the Borrower’s development of improved dosage forms of drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs (which has included oral delivery of proteins, peptides, macromolecules and charged organics), (b) the Borrower’s and its partners’ clinical trials of oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium, and (c) the continued development of any studies being actively undertaken by the Borrower as of the Closing Date that are related to the activities of the Borrower under clauses (a) and (b) (including improved oral dosage forms of already orally bioavailable drugs, trans and intra dermal delivery, and buccal delivery).
      “Loan” means the loan made pursuant to Article 2.
      “Loan Documents” means this Agreement, the Note, the Security Documents and any certificates, instruments, agreements or other documents executed in connection herewith or therewith.
      “Loan Repayment Amount” has the meaning ascribed to such term in Section 12.2(b)(i).
      “Make Whole Amount” has the meaning ascribed to such term in Section 12.2(b).
      “Material Adverse Effect” means, individually or together with other adverse effects, any material adverse effect on the liabilities, operations, financial condition, tangible or intangible properties, business or results of operations of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to consummate the transactions contemplated hereby or by the other Loan Documents, or the Proposed Transactions; provided, however, that any such effects resulting from (i) any change affecting the pharmaceutical industry generally, (ii) any change in general United States economic conditions, (iii) any change in law, rule or regulation or GAAP; except, in the case of each of (i), (ii) and (iii), to the extent that such changes affect the Borrower disproportionately to the pharmaceutical industry taken as a whole; (iv) any change, event, occurrence or state of facts directly arising out of or resulting from any action taken, or the failure to take an action, by the Borrower with the Lender’s express written consent or in accordance with the express written instructions of the Lender or as otherwise expressly required or explicitly and specifically permitted to be taken by the Borrower pursuant to the terms of this Agreement, the other Loan Documents or the Investment Agreement; or (v) any change in the Borrower’s stock price or any failure by the Borrower to meet revenue or earnings projections published by industry analysts (provided that this clause (v) shall not be construed as providing, or be used or relied upon for any determination, that the change, event, occurrence or state of facts giving rise to such change or failure does not constitute, cause, contribute to or result in a Material Adverse Effect), shall in each case not be considered when determining if a Material Adverse Effect has occurred.
      “Material Adverse Event” has the meaning ascribed to such term in Section 10.34.
      “Maturity Date” means September 26, 2012.
      “MHR” means MHR Fund Management LLC and any successor thereto.
      “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any Subsidiary or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
      “Net Cash Proceeds” with respect to any issuance or sale of Equity Interests or Indebtedness, means the cash proceeds of such issuance or sale net of all reasonable and customary attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale; and net of taxes actually paid as a result thereof.
      “Non-Domestic Intellectual Property” means any and all Intellectual Property other than Intellectual Property arising under the laws of the United States.
      “Note” means the $15,000,000 Senior Secured Note issued by the Borrower and payable to the order of the Lender, dated the Closing Date and substantially in the form of Exhibit A.
      “Novartis” means Novartis Pharma AG, a company registered in Switzerland.
      “Novartis Note” means the Convertible Promissory Note Due December 1, 2009, Issued by Borrower for the benefit of Novartis, as delivered to the Lender on the Closing Date.
      “Novartis Option and License Agreement” means the Research Collaboration Option and License Agreement by and between the Borrower and Novartis, dated as of December 1, 2004, as delivered to the Lender on the Closing Date.
      “Obligation” means all principal of and interest (including all interest that accrues after the commencement of any case or proceeding by or against Lender in bankruptcy, whether or not allowed in such case or proceeding) on the Loan, and any penalties, fees, charges, expenses, indemnification payments, reimbursements and any other sum chargeable to the Borrower under this Agreement or any of the other Loan Documents.
      “Offering Proceeds” has the meaning ascribed to such term in Section 12.2(b)(ii).
      “Offering Shares” has the meaning ascribed to such term in Section 12.2(b)(ii).
      “Officers’ Certificate” means a certificate signed by the chief executive officer and the chief financial officer of the Borrower, and delivered to the Lender.
      “Ownership Change” has the meaning ascribed to such term in Section 9.1(y).

      “Patent Licenses” means all agreements, whether written or oral, providing for the grant of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.
      “Patents” means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith; (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (iii) all rights to obtain any reissues or extensions of the foregoing.
      “PBGC” means the Pension Benefit Guaranty Corporation.
      “Peak Equity Amount” has the meaning ascribed to such term in Section 12.2(b)(ii).
      “Pension Plan” means a Plan described in Section 3(2) of ERISA.
      “Perfected Lien” means a legal, valid and enforceable perfected, first priority lien and security interest under the internal laws of the relevant state in the United States (without reference to conflicts of law) for the benefit of the Lender, pursuant to the Security Documents.
      “Peril” means, collectively, fire, lightning, flood, windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the “all-risk” endorsement then in use in the jurisdictions where the properties of the Borrower and its Subsidiaries are located.
      “Permitted Holders” means MHR and any Related Party or Affiliate of MHR.
      “Permitted Liens” means the following: (i) Liens granted to secure payment of the Obligations; (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any governmental authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lender, in its sole discretion; (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a landlord waiver and consent in form and substance satisfactory to the Lender, in its sole discretion); and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP to the satisfaction of the Lender, in its sole discretion; (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations; or (B) arising as a result of progress payments under government contracts; (v) purchase money Liens in connection with the purchase by the grantor of such Lien of equipment in the normal course of business, including without limitation the Lien securing Indebtedness under the Master Lease Agreement between the Borrower and General Electric Capital Corporation dated as of March 14, 2004 (including related schedules); (vi) Liens subordinated in all respects to the Lien securing payment of the Obligations on terms and conditions and pursuant to an agreement in form and substance satisfactory to the Lender in its sole discretion; (vii) Liens to secure the financing of insurance premiums for insurance policies obtained pursuant to and in compliance with Section 10.12, provided, that such Liens are limited to the proceeds (including loss payments) of the insurance policies so financed, un-earned premiums on and dividends under such insurance policies, and the Borrower’s interest under any state insurance guarantee funds that may arise relating to such insurance policies, and (viii) to the extent constituting a Lien, the transfer of technology licenses in the ordinary course of business of the Borrower and otherwise permitted or disclosed hereunder.
      “Person” means any corporation, limited liability company, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

      “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that the Borrower or any Subsidiary or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower or any Subsidiary.
      “Proceeds Payment” has the meaning ascribed to such term in Section 12.2(b).
      “Proposed Transactions” means the transactions contemplated by the Investment Agreement.
      “Recalculation Date” has the meaning ascribed to such term in Section 12.2(b).
      “Redemption Payment Amount” has the meaning ascribed to such term in Section 4.1.
      “Registered Repayment Offering” has the meaning ascribed to such term in Section 12.2(b)(ii).
      “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Borrower, the Lender, MHR Capital Partners (500) LP, MHR Capital Partners (100) LP, and MHR Institutional Partners II LP.
      “Related Party” means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity, (4) any investment fund or other entity controlled by, or under common control with, MHR or the principals that control MHR, or (5) upon the liquidation of any entity of the type described in the immediately preceding clause (4), the former partners or beneficial owners thereof to the extent any Voting Stock may still be held by such entity.
      “Repayment Date” means the date on which all Obligations are irrevocably repaid in full, in Dollars, to the Lender.
      “Restricted Payment” means, with respect to the Borrower or any Subsidiary, (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of any Equity Interest of such Person, other than a payment or distribution of Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document; (ii) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of the Equity Interests of such Person or any other payment or distribution made in respect thereof, either directly or indirectly, other than a payment made in Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document; (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of such Person now or hereafter outstanding, other than a payment made in Equity Interests in connection with the exercise of any warrant, option or other right to acquire Equity Interests permitted under or issued pursuant to any Transaction Document; (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Equity Interests of such Person or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (v) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of such Person, except as otherwise permitted hereunder, in the other Loan Documents, the Investment Agreement or the other Transaction Documents, and other than payment of compensation in the ordinary course of business to stockholders who are employees of such Person; and (vi) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by such Person to any Stockholder.
      “Retiree Welfare Plan” means, at any time, a welfare plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment (other than (i) coverage mandated by applicable laws, including without limitation, COBRA continuation coverage; (ii) death benefits or retirement benefits under any “employee pension plan”, as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Borrower or any Subsidiary or ERISA Affiliate; or (iv) benefits, the full direct cost of which is borne by current or former employees (or beneficiary thereof)).
      “SEC” means the United States Securities and Exchange Commission.
      “Securities Act” means the Securities Act of 1933.
      “Security Agreement” means the Pledge and Security Agreement, dated September 26, 2005, between the Borrower and the Lender.
      “Security Documents” means the collective reference to the Security Agreement (including without limitation, if any, the Security Agreement (Copyrights); Security Agreement (Patents); Security Agreement (Trademarks) and Security Agreement (Domain Name Registrations) attached as Exhibit K through Exhibit N thereto, inclusive), any account control agreements delivered pursuant to the Loan Documents, any Subsidiary Guaranty, any Subsidiary Security Agreement, the UCC financing statements required to be filed and all other security documents hereafter delivered to the Lender in connection with granting a Lien on any of the assets of the Borrower or a Subsidiary to secure the Obligations.
      “Share Price” has the meaning ascribed to such term in Section 12.2(b).
      “Stockholder” means, with respect to any Person, each holder of Equity Interests of such Person.
      “Stockholder Approval” has the meaning ascribed to such term in Section 10.19.
      “Stockholder Approval Default” has the meaning ascribed to such term in Section 12.1(d).
      “Stockholder Default Balance” has the meaning ascribed to such term in Section 12.2(b).
      “Subsidiary” means (i) as to the Borrower, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by the Borrower or one or more of its Subsidiaries; and (ii) as to any other Person, any Person in which more than 25% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries. Unless otherwise specified in this Agreement or any Loan Document, references to a Subsidiary refer to a Subsidiary of the Borrower.
      “Subsidiary Guaranty” means a guaranty agreement executed by a Subsidiary pursuant to Section 10.24, in form and substance satisfactory to the Lender, the Borrower and such Subsidiary, guaranteeing payment of the Obligations and providing, without limitation, that such Subsidiary shall be bound by the covenants set forth in this Agreement, and shall make such representations and warranties as the Lender may require.
      “Subsidiary Security Agreement” means a pledge and security agreement executed by a Subsidiary pursuant to Section 10.24, substantially in the form of the Security Agreement, and otherwise in form and substance satisfactory to the Lender, the Borrower and such Subsidiary, securing payment of the Obligations.
      “Taxes” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature that is imposed by any government or taxing authority.
      “Trademark Licenses” means, collectively, each agreement, whether written or oral, providing for the grant of any right to use any Trademark.
      “Trading Day” shall mean any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.
      “Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto; and (ii) the right to obtain all renewals thereof.

      “Transaction Documents” shall have the meaning ascribed thereto in the Investment Agreement.
      “United States” means the United States of America.
      “Voting Stock” of a Person means all classes of Equity Interests or other interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      1.2.     Interpretation. The table of contents and the headings of the articles and sections of this Agreement are included for convenience of reference. They shall not affect the construction of any provision of this Agreement. References herein to articles, sections, subsections or exhibits without further identification of the document to which reference is made are references to provisions or parts of this Agreement. The words “herein,” “hereof” and “hereunder” are used in this Agreement to refer to this Agreement as a whole including all Exhibits and Schedules, as the same may from time to time be amended, restated, modified, or supplemented and not to any particular section, subsection, or clause contained in this Agreement or any such Exhibit or Schedule. The meaning given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including”shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference to statute shall be construed to refer to such statute as amended from time to time, and any rules and regulations promulgated thereunder; and (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

2.	COMMITMENTS; DISBURSEMENT
      2.1.     Commitment to Lend. On the terms and subject to the conditions set forth herein, upon satisfaction (or waiver by the Lender) of the conditions to effectiveness set forth in Section 8.1, on the Closing Date the Lender shall make a Loan to the Borrower in principal amount equal to $15,000,000.
      2.2.     Disbursement. All proceeds of the Loan shall be distributed by the Lender in immediately available funds, in Dollars, to the Designated Account and the Disbursement Account as provided hereunder, from which Disbursement Account the Lender shall, from time to time, withdraw funds and transfer such funds to the Borrower in accordance with the terms of this Agreement.

3.	REPAYMENT
      3.1.     Repayment. The Loan shall become due and payable in full on the Maturity Date, and the Borrower shall immediately repay the outstanding principal of the Loan on the Maturity Date unless the Exchange shall be consummated prior to the Maturity Date in which case the Loan shall be converted to a Convertible Note as part of the Exchange in accordance with the provisions of the Investment Agreement.
      3.2.     Illegality. If the Lender reasonably determines at any time that any law, regulation or treaty or any change therein or in the interpretation or application thereof makes or will make it unlawful for the Lender to fulfill its commitment in accordance with Section 2.1, to maintain the Loan or to claim or receive any amount payable to it hereunder, the Lender shall give notice of that determination to the Borrower, whereupon the obligations of the Lender hereunder shall terminate. If any such notice is given after the Closing Date, the Borrower shall prepay the Loan in full on the second Business Day following delivery of such notice by the Lender; provided, however, that, if the Lender certifies to the Borrower that earlier prepayment is necessary in order to enable the Lender to comply with the relevant law, regulation, treaty or change and specifies an earlier date for the prepayment, the Borrower shall use its best efforts to make the prepayment on the date so specified. Prepayment pursuant to this Section shall be made without premium but together with interest accrued and unpaid on the Loan to the date of prepayment and all other obligations then payable to the Lender under the Loan Documents.

4.	REDEMPTION
      4.1.     Redemption. Notwithstanding anything to the contrary herein or in any Loan Document, at any time upon the occurrence of a Change of Control, the Lender shall have the right to require the Borrower to redeem the Loan and to repay the Loan in full in a principal amount (the “Redemption Payment Amount”) equal to 104% of the then outstanding principal amount of the Loan together with any accrued and unpaid interest thereon, calculated on the Redemption Payment Amount at the Interest Rate from the Closing Date through the Repayment Date.

5.	INTEREST
      5.1.     Basic Rate. Interest shall accrue on the outstanding principal amount of the Loan, from the Closing Date until the Repayment Date, at an interest rate equal to 11.00% per annum, compounded monthly, in arrears (the “Interest Rate”).
      5.2.     Default Interest. So long as an Event of Default (other than as defined in Section 12.1(d)) has occurred and is continuing, at the election of the Lender, interest shall accrue on the Loan and all outstanding Obligations at a rate equal to 2% per annum above the Interest Rate (“Default Rate”). Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand and, if not paid when due, shall itself bear interest as provided in this Section.
      5.3.     Interest Payments. Interest shall be payable on the then-outstanding principal amount of the Loan (a) in cash, in arrears, on each Interest Payment Date and on each date that any principal of the Loan is repaid (on the amount so repaid) and (b) in a Convertible Note as part of the Exchange in accordance with the provisions of the Investment Agreement.

6.	TAXES
      6.1.     Withholding. (a) Each payment by the Borrower under this Agreement or any other Loan Document shall be made without withholding on account of Taxes unless withholding is required by applicable law. If applicable law requires withholding, the Borrower shall give notice to that effect to the Lender, make the necessary withholding and make timely payment of the amount withheld to the appropriate governmental authority. All Taxes so withheld shall be paid before penalties attach thereto or interest accrues thereon. If any such penalties or interest nonetheless become due, the Borrower shall make prompt payment thereof to the appropriate governmental authority. If the Lender pays any amount in respect of Indemnifiable Taxes on any payment due from the Borrower hereunder, or penalties or interest thereon, the Borrower shall reimburse the Lender in Dollars for that payment on demand. If the Borrower pays any such Taxes or penalties or interest thereon, it shall deliver official tax receipts evidencing the payment or certified copies thereof to the Lender not later than the thirtieth day after payment.
      (b) If the Lender is or becomes entitled under any applicable law or treaty to a reduced withholding rate, or a complete exemption from withholding, with respect to Taxes on payments to it by the Borrower made pursuant to this Agreement or any of the Loan Documents, the Lender shall complete and deliver from time to time to the Borrower, reasonably soon after the Borrower’s request therefor, any form that the Borrower is required to obtain from the Lender in order to give effect to the reduced rate or exemption (whether that form relates to the Lender or to any Person to which it has sold a participation or other beneficial interest in any of its rights hereunder).
      6.2.     Gross-up. (a) If any Taxes withheld in accordance with Section 6.1(a) are Indemnifiable Taxes, the Borrower shall forthwith pay the Lender such additional amount as is necessary to ensure that the net amount actually received by the Lender free and clear of Indemnifiable Taxes is equal to the amount that the Lender would have received had no Indemnifiable Taxes been withheld.

      (b) Lender agrees to deliver to the Borrower on the Closing Date, and thereafter to the extent necessary to maintain such exemptions, upon the Borrower’s written request, copies of all duly executed form(s) and associated documentation which are necessary to establish in accordance with United States Treasury Regulations such Person’s complete exemption from United States backup and foreign withholding taxes with respect to all payments to be made to or for the account of such Person under this Agreement.
      6.3.     Stamp Taxes. The Borrower shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any jurisdiction in connection with this Agreement or any other Loan Document. If the Lender pays any amount in respect of any such taxes, duties, levies, penalties or interest referred to in the previous sentence, the Borrower shall reimburse the Lender in Dollars for that payment on demand.

7.	PAYMENTS; COMPUTATIONS
      7.1.     Making of Payments. Except as otherwise provided herein, each payment by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, by deposit of immediately available funds by 11:00 a.m. (New York City time) on the date such payment is due, to the account of Lender set forth on Exhibit H, or such other account designated from time to time by the Lender by written notice to the Borrower. Each such payment shall be made without setoff or counterclaim.
      7.2.     Computations. Interest and fees payable hereunder shall be computed on the basis of a 360-day year and actual days elapsed.

8.	CONDITIONS PRECEDENT
      8.1.     Conditions to the Making of the Loan. The obligation of the Lender to make the Loan is subject to the condition that the Lender receive the following (in the case of any document, dated the Closing Date unless otherwise indicated) in each case, in form and substance satisfactory to the Lender in its sole discretion:
      (a) Duly executed copies of this Agreement, each other Loan Document and any other documents, instruments, agreements and legal opinions that Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Lender.
      (b) A duly executed Note evidencing the Loan, payable to the Lender and dated the Closing Date, in aggregate principal amount equal to $15,000,000.
      (c) Subject to the provisions of Section 10.36, duly executed copies of the Security Agreement and each other Security Document, including without limitation, satisfactory evidence that it has taken such other action (including, without limitation, the filing of UCC financing statements and the execution of account control agreements for all pledged accounts) as the Lender requested in order to perfect the security interests created pursuant to the Security Agreement.
      (d) Duly executed copies of the Investment Agreement and the Registration Rights Agreement.
      (e) A certificate of the Borrower, substantially in the form of Exhibit B, together with the attachments specified therein.
      (f) An opinion of Brown Rudnick Berlack Israels LLP, counsel to the Borrower, substantially in the form of Exhibit C.
      (g) Evidence that the Borrower obtained all required consents and approvals of all Persons, including all requisite governmental authorities, in connection with the execution, delivery and performance of this Agreement and the other Loan Documents and the Proposed Transactions (other than the Stockholder Approval which shall be obtained in accordance with the provisions of the Investment Agreement).
      (h) Evidence (in the form of the Certificate delivered by the Borrower pursuant to Section 8.1(e)) that no event has occurred that could constitute a Default or Event of Default, or could occur as a result of the making of the Loan by the Lender.

      (i) Evidence satisfactory to the Lender that the Borrower has duly delivered the third-party notice to Kingsbridge Capital Limited attached as Exhibit E.
      (j) Notwithstanding anything to the contrary contained in the reimbursement letter or agreement between the Borrower and any counsel to the Lender, payment of all fees and expenses incurred by the Lender and billed on or prior to the Closing Date (including fees and expenses of all counsel to the Lender and accounting fees) in connection with the transactions contemplated hereby and the other Proposed Transactions, in accordance with this Agreement, the other Loan Documents, the Investment Agreement and any other document relating to the Proposed Transactions. Such fees and expenses, to the extent invoiced but not paid prior to the Closing, shall be paid by Lender on the Borrower’s behalf out of funds disbursable pursuant to and in accordance with Section 2.2 hereof into the Designated Account, and Borrower specifically agrees hereby that the amount of all such fees and expenses so paid shall be Obligations hereunder to the same extent as if disbursed to the Disbursement Account.
      (k) Certificates of insurance evidencing the existence of all insurance required pursuant to Section 10.12 and the designation of the Lender as the loss payee or additional named insured, as the case may be, thereunder. In addition, the Borrower shall have delivered a certificate of the chief financial officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 10.12 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.
      (l) Satisfactory evidence that all obligations of the Borrower to be performed, all documents to be delivered, and all conditions to be fulfilled, in each case to the extent required to be performed, delivered or fulfilled prior to or contemporaneously with the Closing Date, pursuant to the Investment Agreement any other documents related to the Proposed Transactions, shall have been performed delivered or fulfilled, as applicable, in compliance with the provisions of the Investment Agreement and such other documents.
      (m) Copies of the following, in each case certified as true, complete and correct as of the Closing Date: (i) Novartis Note; (ii) Novartis Option and License Agreement; (iii) the written consent of Atticus to the transactions contemplated in this Agreement, the other Loan Documents and the Transaction Documents, in form and substance satisfactory to the Lender, (iv) evidence satisfactory to the Lender of the termination of the agreements between the Borrower and Kingsbridge Capital Limited, (v) the Budget, (vi) the financial statements required to be delivered pursuant to Section 10.4(a) and (b) for the fiscal year ended December 31, 2004 and the fiscal quarters ended March 31 and June 30, 2005, and (vi) each resignation letter from each person who has resigned from the Board of Directors during the thirty day period prior to the Closing Date, together with any waiver letters, indemnity agreements and other documents or instruments executed or delivered in connection with each such resignation.
      (n) A duly executed and certified copy of the leases (including all amendments and supplements thereto) corresponding to the properties set forth on Schedule 8.1(n) and an estoppel certificate from the lessor under each such lease in a form satisfactory to Lender.

9.	REPRESENTATIONS AND WARRANTIES
      9.1.     Representations and Warranties. The Borrower hereby represents and warrants to the Lender, as of the Closing Date and each other date required to be made hereunder or under the other Loan Documents (except to the extent such representations and warranties expressly relate only to an earlier date, in which case such representations and warranties shall be correct and accurate in all material respects on and as of such earlier date), the following:

(a) The Borrower is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, and its obligations hereunder and thereunder and the other Proposed Transactions, have been duly authorized; and this Agreement and each other Loan Document to be executed by the Borrower will constitute the valid and legally binding obligation of the Borrower, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

(c) The execution, delivery and performance by the Borrower of the Loan Documents do not, and the performance by it of its obligations contemplated thereunder will not, (i) breach, violate, constitute a violation under or contravene any provision of the Borrower’s articles of incorporation, bylaws or similar organizational documents; (ii) except as set forth on Schedule 9.1(c)(ii), constitute or result in a breach or violation of, or a default under, the acceleration of any obligations of, or the creation of any Lien on the assets of, the Borrower or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any contract that is binding upon the Borrower or any of its Subsidiaries, or any change in the rights or obligations of any party under any of such contracts; (iii) except pursuant to the Loan Documents, and except as set forth on Schedule 9.1(c)(iii), require the Borrower or any of its Subsidiaries to obtain the consent, waiver, authorization or approval of any person which has not already been obtained; or (iv) violate, contravene or conflict with any award, judgment, decree or other order of any governmental entity, any statute, law, rule, regulation or other requirement of any governmental entity in the United States or elsewhere, or any permit, license, registration or other approval or authorization of any governmental entity. Without limitation to the provisions of the foregoing sentence, the provisions of the Atticus Consent are sufficient to prevent Atticus and its Affiliates from having any right to participate in the Loans or any of the other transactions contemplated by the Investment Agreement, including, without limitation, the acquisition of the Convertible Notes or any Common Stock into which such Convertible Notes may be convertible.

(d) Other than filings pursuant to federal and state securities laws or filings required to be made with the NASD or Nasdaq directly related to the execution and delivery of the Transaction Documents, no notices, reports or other filings are required to be made by the Borrower or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Borrower or any of its Subsidiaries from, any court or governmental authority or regulatory or self-regulatory entity in connection with the execution and delivery of this Agreement, the other Loan Documents or the Proposed Transactions.

(e) No event has occurred that could constitute a Default or Event of Default, or could cause a default or event of default to occur, under any agreement or instrument evidencing any Indebtedness of the Borrower as a result of the making of the Loan by the Lender or the Proposed Transactions.

(f) No consent or approval of, or notice to, any creditor of the Borrower or any Subsidiary (other than the Lender and the “Investor” under the Investment Agreement) is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower or any Subsidiary for the Borrower’s execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement or the Loan Documents or the consummation of the transactions contemplated hereby or thereby or the consummation of the other Proposed Transactions.

(g) There are no (i) except as disclosed on Schedule 9.1(g), material civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or threatened against the Borrower or any of its Subsidiaries; or (ii) except as otherwise specifically disclosed in accordance herewith or as otherwise permitted herein, material obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could result in any claims against, or obligations or liabilities of, the Borrower or any of its Subsidiaries.

(h) Each of the Borrower and its Subsidiaries has good and marketable title to, or leasehold interest in, all real property and other property and assets owned by it, free and clear of all Liens or other encumbrances securing Indebtedness (other than Permitted Liens), and, subject to Section 10.20, its obligations under both this Agreement and the other Loan Documents rank senior to all other existing Indebtedness and future Indebtedness of the Borrower in all respects, including in right of payment in full in cash.

(i) The Borrower’s (i) audited financial statements dated December 31, 2004 and for the fiscal year ended on that date; and (ii) consolidated balance sheet dated June 30, 2005 and the related consolidated statements of income and cash flows for the portion of the Borrower’s fiscal year ended on that date, each as heretofore delivered to the Lender are complete and correct, have been prepared in accordance with GAAP. The audited financial statements of the Borrower dated December 31, 2004 and for the fiscal year ended on that date have been certified by a firm of independent accountants as fairly presenting the financial condition of the Borrower as at that date and the results of its operations for that fiscal year or portion thereof.

(j) Since December 31, 2004, there has not been (i) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Borrower or any of its Subsidiaries, whether or not covered by insurance; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Borrower; or (iii) any change by the Borrower or any of its Subsidiaries in accounting principles, practices or methods.

(k) The Borrower has filed all required reports, schedules, registration statements and other documents with the SEC since April 30, 2002. The Borrower 2004 10-K and all other reports, registration statements, definitive proxy statements or information statements, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed by the Borrower or any Subsidiary subsequent to April 30, 2002, under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed (collectively, the “Borrower SEC Documents”), with the SEC, (i) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Borrower SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders’ equity and cash flows or equivalent statements in such Borrower SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(l) The Borrower has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Borrower (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Borrower in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Borrower’s management as appropriate to allow timely decisions regarding required disclosure; and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Borrower’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Borrower’s ability to record, process, summarize and report financial information; and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Borrower’s internal controls over financial reporting.

(m) Since January 1, 2004, the Borrower has not received written notice from the SEC or any other governmental entity that any of its accounting policies or practices, or any of the documents filed by the Borrower or filed or furnished by its officers, are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other governmental entity, other than comments received by the Borrower from the SEC in connection with registration statements filed by the Borrower under the Securities Act prior to the date hereof. Since January 1, 2004, neither the Borrower’s independent public accounting firm, nor any employee, director, advisor or other agent or Affiliate of the Borrower has informed the Borrower that such Person has any material questions, challenges or disagreements regarding or pertaining to the Borrower’s accounting policies or practices or the Borrower’s internal controls over financial reporting.

(n) Schedule 9.1(n) contains a true and complete list of, and the Borrower has delivered to the Lender copies of all documents creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC) effected by or to which the Borrower is a party since January 1, 2004.

(o) Except as set forth on Schedule 9.1(o), the Borrower has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Borrower or any Affiliate.

(p) To the Knowledge of the Borrower, PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements of the Borrower audited by it and included in the Borrower SEC Reports (including the related notes), is and has been throughout the period covered by such financial statements, (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Borrower within the meaning of Rule 2-01 of Regulation S-X of the SEC; (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules of the SEC; and (iv) in compliance with the rules of the Public Company Accounting Oversight Board. Schedule 9.1(p) contains a true and complete list of all non-audit services performed by PricewaterhouseCoopers LLP for the Borrower since January 1, 2004.

(q) The execution and delivery of this Agreement and the other Loan Documents is not subject to any tax, duty, fee or other charge, including, without limitation, any registration or transfer tax, stamp duty or similar levy.

(r) (i) Schedule 9.1(r) lists all Plans and separately identifies all Pension Plans, Multiemployer Plans and Welfare Plans, including all Retiree Welfare Plans as of the Closing Date. Copies of all such listed Plans, together with a copy of the most recently filed Form IRS/ DOL 5500 for each such Plan have been made available to the Lender prior to the Closing Date. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, to the Knowledge of the Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither the Borrower, nor any Subsidiary, nor any ERISA Affiliate has failed to make any material contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Plan. Neither the Borrower, nor any Subsidiary, nor any ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject the Borrower or any Subsidiary to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(ii) (A) Except as disclosed on Schedule 9.1(r), neither the Borrower, nor any Subsidiary, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any Title IV Plan; (B) there are no pending, or to the Knowledge of the Borrower or any Subsidiary, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; and (C) neither the Borrower, nor any Subsidiary, nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

(s) The Borrower’s use, storage, treatment and disposal of Hazardous Substances is and has been in full compliance with Environmental Law; (i) there has been no unpermitted release, discharge, emission or escape into the environment of Hazardous Substances; (ii) Borrower has all permits necessary and required for its use, storage, treatment and disposal of Hazardous Substances; and (iii) Borrower does not know of, and has not received, any written notice or other communication from any person or entity (including but not limited to a governmental entity) of a possible claim or liability pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(t) (i) The Borrower owns, either exclusively or jointly, all right, title and interest in and to (free and clear of all Liens other than Permitted Liens) or is licensed to use all Borrower Intellectual Property, including, without limitation, the Patents, Trademarks and Copyrights listed on Schedule 9.1(t), and, except as set forth on Schedule 9.1(t), has exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Borrower Intellectual Property.

(ii) Schedule 9.1(t) lists all of Borrower’s Patents, Trademarks and registered Copyrights and material Know-How, and, to the extent applicable, the jurisdiction(s) in which each item of Borrower Intellectual Property was or is filed or registered, including the respective application or registration numbers and dates, and an indication as to whether each such item of Borrower Intellectual Property is owned exclusively or jointly. Each item of Borrower Intellectual Property is in compliance with all formal legal requirements (including payment of filing, examination, annuity and maintenance fees and proofs of use) and is valid and subsisting. In connection with all Borrower Intellectual Property owned, either exclusively or jointly by the Borrower, the Borrower represents and warrants, and in connection with all third-party Borrower Intellectual Property, the Borrower represents and warrants to Borrower’s Knowledge, that all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates in connection with such Borrower Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Borrower Intellectual Property.

(iii) The operation of the business of the Borrower as currently conducted or currently contemplated to be conducted does not and will not infringe or misappropriate the Intellectual Property of any third party, violate any right of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

(iv) Other than as described in Schedule 9.1(t), no Person has asserted or threatened to assert any claims (A) contesting the right of the Borrower to use, exercise, sell, license, transfer or dispose of any Borrower Intellectual Property or any products, processes or materials covered thereby in any manner; or (B) challenging the ownership, validity or enforceability of any Borrower Intellectual Property. No owned Borrower Intellectual Property, and to Borrower’s Knowledge, no third-party Borrower Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Borrower.

(v) The Borrower has not received any written notice or otherwise has Knowledge of any pending or threatened claim, order or proceeding with respect to any Borrower Intellectual Property and, to Borrower’s Knowledge, no Borrower Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(vi) Borrower has required all professional and technical employees who provided services to Borrower in connection with the Borrower Intellectual Property to execute agreements under which such employees are and were required to convey to Borrower ownership of all inventions and developments conceived or created by them in the course of their employment with Borrower. To Borrower’s Knowledge, none of the activities of Borrower’s professional and technical employees who are providing services to Borrower in connection with the Borrower Intellectual Property is violating any agreement between any such employees and their former employers.

(vii) Other than as described in Schedule 9.1(t), the Borrower has not received any opinion of counsel regarding any third party Intellectual Property or any owned Borrower Intellectual Property.

(viii) To Borrower’s Knowledge, Borrower has complied with its obligation under 37 CFR § 1.56(a) to disclose to the United States Patent and Trademark Office, during the pendency of any United States patent application comprising the owned Borrower Intellectual Property. None of Borrower’s Patents is involved in any interference or opposition proceeding, and, to Borrower’s Knowledge, no such proceeding is being threatened with respect to any of the Patents.

(ix) To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Borrower, or is incorporated into any of the Borrower products, the Borrower has a written agreement with such independent contractor or third party and Borrower thereby has obtained exclusive or joint ownership of all such independent contractor’s or third party’s Intellectual Property in such work, material or invention by operation of law or valid assignment, or has acquired rights sufficient to use such Intellectual Property in the business of the Borrower as currently conducted and as contemplated to be conducted by virtue of a license.

(x) Schedule 9.1(t) lists all agreements pertaining to Borrower Intellectual Property including without limitation, agreements pursuant to which Borrower either receives or grants rights in Intellectual Property. The Borrower is, and will be, in compliance with all terms and conditions of all, and is not and will not be in violation of any, licenses, sublicenses and other agreements, relating to Intellectual Property to which it is a party, whether acquiring or granting rights, or otherwise. Except as set forth in Schedule 9.1(t), the Borrower has no Knowledge of any assertion, claim or threatened claim, or facts that could serve as a basis of any assertion or claim, that the Borrower has breached or defaulted on any terms or conditions of such licenses, sublicenses and other agreements, and the Borrower has no basis to believe that any other party to such licenses, sublicenses and other agreements is in breach or in default of any terms or conditions thereof.

(xi) Borrower has disclosed trade secrets of Borrower included in the Know-How only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets, except to the extent Borrower disclosed such information in connection with making filings related to any Borrower Intellectual Property with governmental or regulatory authorities.

(xii) The Borrower has taken all reasonably prudent or necessary steps to protect and preserve the confidentiality of its material Confidential Information, and with respect to all other Confidential Information Borrower has taken all commercially reasonable steps to protect and preserve the confidentiality of such Confidential Information. Without limiting the foregoing, the Borrower has and enforces a policy requiring each employee and consultant of the Borrower to execute a proprietary rights and confidentiality agreement, and all current and former employees and consultants of the Borrower have executed such an agreement.

(xiii) Except as set forth on Schedule 9.1(t), Borrower has not received any adverse written notice from the FDA or any other Authority since January 1, 2003 (i) regarding the approvability of product candidates of Borrower or (ii) alleging any violation of any law, policy, guideline, rule or regulation by Borrower. Schedule 9.1(t) sets forth (i) all of Borrower’s regulatory correspondence received from the FDA or any other similar Authority since January 1, 2003, which correspondence has been provided to the Lender and (ii) all of the permits issued to Borrower by the FDA or any other similar Authority. During the last five years no officer, employee or agent of Borrower, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other authority, failed to disclose a material fact required to be disclosed to the FDA or any other authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made which would violate any law, policy, guideline, rule or regulation.

(u) The provisions of the Security Documents are effective to create in favor of the Lender a legal, valid and enforceable lien or security interest in all right, title and interest of the Borrower in the “Collateral” described therein. Upon the filing of proper financing statements in the offices in the jurisdictions listed on Schedule 9.1(u), the Lender shall have a perfected first priority security interest or lien on all right, title and interest of the Borrower in the “Collateral” described therein, which can be perfected by such filing, subject only to the existence of any Permitted Liens.

(v) The businesses of the Borrower and its Subsidiaries have not been, and are not being, conducted in violation of any material state, local, federal, foreign or domestic laws, rules, regulations or court orders and none of the transactions contemplated in this Agreement or the other Loan Documents (including, without limitation, the borrowing hereunder and the use of the proceeds thereof), or the Proposed Transactions, will violate or result in a violation of Section 7 of the Exchange Act, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(w) The written materials delivered or caused to be delivered, by or on behalf of the Borrower, to the Lender in connection with this Agreement and the other Loan Documents and the other transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(x) The Borrower and its Subsidiaries have filed, or caused to be filed, in a timely manner, all federal, state and other tax returns and reports required to be filed, and have paid, in a timely manner, all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable. All information in such tax returns, reports and declarations is true, complete and correct in all respects.

(y) To the best Knowledge of the Borrower, since the date three years prior to the Closing Date, the Borrower has not undergone an “ownership change” as such term is defined for purposes of Section 382 of the IRC, and the Treasury Regulations (final, temporary and, as applicable, proposed) promulgated thereunder (an “Ownership Change”).

(z) Set forth on Schedule 9.1(z) is a list, as of the date hereof, of all of the real property interests held by the Borrower and its Subsidiaries, indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property.

(aa) As of the Closing Date, the authorized capital stock of the Borrower consists of (i) 50,000,000 shares of Common Stock of which 23,555,266 shares were issued and outstanding, of which 243,600 are held as treasury shares; and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued. Each of the outstanding shares of capital stock or other securities of each of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Borrower or by a direct or indirect wholly owned Subsidiary of the Borrower, free and clear of any Liens, other than Permitted Liens. Except as set forth in Schedule 9.1(aa), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Borrower or any Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Borrower or any Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(bb) The Borrower and its Subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for its businesses including, but not limited to, policies covering real and personal property owned or leased by the Borrower against theft, damage, destruction and acts of vandalism, and complying with the requirements set forth in Section 10.12. The Borrower has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect.

10.	COVENANTS
      10.1.     Use of Proceeds. Subject to Section 10.2, the Borrower shall use the proceeds of the Loan solely to pay operating expenses at such times, and in such amounts equal to or less than, the corresponding time periods and amounts indicated on the Borrower’s operating budget (the “Budget”), a copy of the initial Budget covering the period from September 1, 2005 through August 31, 2006 is attached hereto as Exhibit D, and is subject to replacements pursuant to Section 10.4(c).
      10.2.     Disbursement Account. The Borrower shall provide notice to the Lender of each requested withdrawal from the Disbursement Account pursuant to Section 10.4(g). Prior to the earlier of (a) the occurrence and continuation of an Event of Default and (b) the establishment of a reconstituted Disbursement Account pursuant to Section 10.36(b), the Borrower may make withdrawals from the Disbursement Account, and after the establishment of a reconstituted Disbursement Account pursuant to Section 10.36(b) (but not upon the occurrence and continuation of an Event of Default) the Borrower may request that the Lender make withdrawals from the Disbursement Account, in any case no more frequently than bi-weekly; provided, in each case that withdrawals made for any one-month period shall not in the aggregate exceed 103% of the operating budget for such period set forth in the Budget without the prior written consent of the Lender; and provided, further, in each case, that notwithstanding anything to the contrary in this Agreement, in the event that the Borrower shall make or request withdrawals in the aggregate exceeding 100% of the budgeted amount for any such one-month period, the amount available for withdrawal during the immediately succeeding one-month period shall be automatically and without further action reduced by the amount of such excess. Notwithstanding the foregoing, any payment made or requested to be made by the Borrower to the Lender in connection with the Obligations or any transfer or withdrawal made or requested to be made by the Borrower of interest, dividends or other income generated by the funds and other assets deposited in the Disbursement Account (which interest, dividends, and other income shall only be transferred into a separate account of the Borrower), whether or not reflected in the Budget, shall be a permitted withdrawal from the Disbursement Account and shall not require the consent of the Lender. If the Borrower requests that Lender make or permit a withdrawal from the Disbursement Account, and such request complies with the provisions herein relating to withdrawals from the Disbursement Account, the Lender shall instruct Bank to transfer such requested amount from the Disbursement Account to a bank account of the Borrower designated in writing by the Borrower that is subject to an account control agreement in favor of the Lender.
      10.3.     Governmental Authorizations. The Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with governmental authorities that may be required for the validity or enforceability against the Borrower of this Agreement and the other Loan Documents.
      10.4.     Financial Statements; Reporting. (a) The Borrower shall furnish to the Lender, within 45 days of the close of each of the first 3 quarters of each fiscal year, its consolidated and consolidating balance sheets as at the close of such quarter and its income statement and statement of changes in financial position for such quarter, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by its chief financial officer as fairly presenting the financial condition of the Borrower and its Subsidiaries as at the close of that quarter and the results of its operations for such quarter, subject to changes resulting from audit and normal year-end adjustments.
      (b) The Borrower shall furnish to the Lender, within 90 days of the close of each fiscal year commencing with the fiscal year ending December 31, 2005, its consolidated and consolidating balance sheets as at the close of such fiscal year and its income statement and statement of changes in financial position for such fiscal year, prepared in accordance with GAAP, applied on a basis consistent with that used in preparing its audited financial statements for prior years, certified by a firm of independent accountants selected by it and acceptable to the Lender as fairly presenting the financial condition of the Borrower and its Subsidiaries as at the close of such fiscal year and the results of its operations for such fiscal year. The certification shall include or be accompanied by a statement that, during the examination by that firm of those financial statements, that firm observed or discovered no Default or Event of Default (or a detailed description of any Default or Event of Default so observed or discovered).
      (c) The Borrower shall furnish to the Lender, not later than November 30 of each year, (i) if an 18-Month Budget has been delivered and constitutes the Budget, a revised 18-Month Budget, and (ii) otherwise, a revised annual operating budget, which in any case, prior to the Final Withdrawal Date and upon review and written approval of the Lender (which approval shall not be unreasonably withheld), shall thereafter constitute the Budget.
      (d) The Borrower shall deliver to the Lender (i) prior to the Final Withdrawal Date, on the first Business Day of each month, and concurrently with each delivery of notice to the Lender of a withdrawal from the Disbursement Account pursuant to Section 10.2 and in accordance with Section 10.4(g), a compliance certificate certifying that (A) no Default or Event of Default has occurred and is continuing, and (B) the representations and warranties of the Borrower set forth in this Agreement and in each other Loan Document are true and correct as if made on such date (except for representations made as of a specified earlier date, which shall remain true as of such earlier date), (ii) after the Final Withdrawal Date, on the first Business Day of each month, a compliance certificate certifying that (A) no Default or Event of Default has occurred and is continuing, and (B) the representations and warranties of the Borrower set forth in this Agreement and in each other Loan Document are true and correct as if made on such date (except for representations made as of a specified earlier date, which shall remain true as of such earlier date), and (iii) on the Exchange Date, a compliance certificate certifying that (A) no Default or Event of Default has occurred and is continuing, and (B) the representations and warranties of the Borrower set forth in this Agreement and in each other Loan Document are true and correct as if made on such date (except for representations made as of a specified earlier date, which shall remain true as of such earlier date). A form of such compliance certificate is attached hereto as Exhibit G.
      (e) The Borrower shall furnish to the Lender not later than the 15th day of each month a variance report detailing any variances from the Budget during the previous month.
      (f) The Borrower shall furnish to the Lender from time to time such other statements and information as the Lender may reasonably request.
      (g) The Borrower shall notify the Lender of each requested withdrawal from the Disbursement Account not later than 5 Business Days prior to the date of such withdrawal, by delivering to the Lender a written notice (i) setting forth the date and amount of such proposed withdrawal, which shall in no event be later than five Business Days after the date of receipt of such notice by the Lender, and (ii) certifying that (A) the amount of such withdrawal, together with the amount of all other withdrawals made during such calendar month, does not exceed the operating cash requirement of the Borrower for such month as set forth in the Budget, except as expressly provided for under this Agreement, (B) upon the making of such withdrawal no more than two withdrawals shall have been made from the Disbursement Account during such month, and the immediately preceding withdrawal was made not less than two weeks prior to such proposed withdrawal, (C) no Default or Event of Default has occurred and is continuing, (D) no Default or Event of Default would occur as a result of such withdrawal, and (E) the representations and warranties of the Borrower hereunder are true and correct as of the date of such certificate and the date of such proposed withdrawal (other than representations and warranties made as of a specific earlier date, which shall remain true and correct as of such earlier date).
      (h) The Borrower shall, immediately upon the receipt of notice from Novartis that it intends to exercise the Option (as defined in the Novartis Option and License Agreement), or upon otherwise becoming aware that Novartis intends to exercise such Option, provide a copy of such notice to the Lender or notify the Lender in writing that Borrower has become aware of such intention, as the case may be. Upon becoming aware that

Novartis intends to exercise such Option, whether by notice from Novartis pursuant to the Novartis Option and License Agreement or otherwise, the Borrower shall consult with Lender with respect to all subsequent communication with Novartis, its affiliates, agents or representatives, or any other Person, regarding the Option, the Novartis Note or the Novartis Option and License Agreement, or the transactions contemplated thereby, and shall provide drafts of any intended correspondence with such Persons in respect thereof prior to delivery of such correspondence.
      (i) Promptly upon the resignation of any person from the Board of Directors, the Borrower shall provide the Lender with a copy of the resignation letter of such person, together with any waiver letters, indemnity agreements and other documents or instruments executed or delivered in connection with such resignation.
      10.5.     ERISA. The Borrower and its Subsidiaries shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event. The Borrower and its Subsidiaries shall not, and shall not cause or permit any ERISA Affiliate to, adopt, sponsor, maintain or contribute to any Title IV Plan.
      10.6.     Maintenance of Property. The Borrower shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.
      10.7.     Maintenance of Existence; Lines of Business. The Borrower shall preserve, renew and keep in full force and effect its corporate existence and its rights, privileges, franchises and licenses (including, but not limited to, licenses required by the FDA and other applicable agencies) necessary or desirable in the normal conduct of its business. The Borrower shall not be engaged in any line of business other than the Line of Business.
      10.8.     Compliance with Laws. The Borrower shall comply in all respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, Tax laws, and ERISA and the rules and regulations promulgated thereunder).
      10.9.     Books and Records; Inspection Rights. The Borrower shall keep proper books and records in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall permit the Lender and representatives of the Lender to inspect its property and records at any reasonable times, and to make copies of such records as the Lender (or its representative) shall desire.
      10.10.     Notices of Default. The Borrower shall promptly notify the Lender of each Default or Event of Default, and each other event that has or could have a materially adverse effect on its ability to perform its obligations under this Agreement, the Note or another Loan Document, together with a detained description of such Default, Event of Default or other event, and all actions taken or to be taken in response thereto.
      10.11.     Liens and Encumbrances. The Borrower shall not create or permit to be created or exist any Lien on any of its property now owned or hereafter acquired, other than Permitted Liens.
      10.12.     Insurance. The Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will in any event maintain:

(a) Casualty Insurance against loss or damage covering all of the tangible real and personal property and improvements of the Borrower by reason of any Peril in such amounts (subject to such deductibles as shall be satisfactory to the Lender) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (including vehicles), at least equal to 100% of the actual replacement cost of such assets (including foundation, footings and excavation costs), subject to deductibles as aforesaid; and (ii) in the case of inventory, not less than the fair market value thereof, subject to deductibles as aforesaid.

(b) Automobile liability insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Borrower) at any time located at, or used in connection with, its properties or operations in such amounts as are then customary for vehicles used in connection with similar properties and businesses, but in any event to the extent required by applicable law.

(c) Comprehensive general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties (and adjoining streets, sidewalks and waterways) of the Borrower, in such amounts as are then customary for property similar in use in the jurisdictions where such properties are located.

(d) Workers’ compensation insurance (including Employers’ Liability Insurance) to the extent required by applicable law.

(e) Product liability insurance against claims for bodily injury, pain and suffering, death or property damage resulting from the use of products developed, tested or sold by the Borrower in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of the Borrower.

(f) Other insurance as generally carried by owners of similar properties and businesses, in such amounts and against such risks as are then customary for property similar in use.

Such insurance shall name the Lender as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional named insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days’ notice to the Lender. The Borrower will advise the Lender promptly of any policy cancellation, reduction or amendment. Any proceeds received by the Lender on account of any such insurance policy referred to in this Section 10.12 shall be applied by the Lender promptly to reduce the outstanding amount of the Obligations then due and payable.
Without limiting the obligations of the Borrower under the foregoing provisions of this Section, in the event the Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section, then the Lender may, but shall have no obligation so to do, procure insurance covering the interests of the Lender in such amounts and against such risks as the Lender shall deem appropriate, and the Borrower shall reimburse the Lender in respect of any premiums paid by the Lender in respect thereof.
      10.13.     Proxy Statement. Within 15 Business Days of the Closing Date, the Borrower, in cooperation with the Lender, shall prepare and, unless the Lender objects in writing, file with the Securities and Exchange Commission preliminary proxy materials (“Proxy Statement”), and take all other actions related thereto, pursuant to and in accordance with the provisions of Section 2(c) of the Investment Agreement.
      10.14.     Consolidations, Mergers. The Borrower shall not, directly or indirectly, by operation of law or otherwise, merge with or consolidate with another Person, liquidate, windup or dissolve itself, or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or acquire by purchase or otherwise the business or assets of, or stock of, another Person; except (A) that any Subsidiary may merge into or consolidate with any other Subsidiary; and (B) any Subsidiary may merge with or consolidate into the Borrower; provided that the Borrower is the surviving organization.
      10.15.     Asset Sales. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale, other than the transfer of technology licenses to third parties in the ordinary course of business consistent with past practices, (a) with the prior written consent of the Lender (which shall not be unreasonably withheld), (b) pursuant to the Novartis Option and License Agreement or (c) pursuant to an agreement, the terms and conditions of which expressly and unconditionally provide for fixed cash payments to the Borrower during the 18-month period commencing on the effective date of such transfer, in aggregate amount, together with the aggregate amount of cash and Cash Equivalents held by the Borrower (including in the Disbursement Account), equal to or greater than the aggregate projected cash expenditures of the Borrower for such 18-month period as provided in the 18-Month Budget delivered in connection with such transfer of technology licenses. The Borrower shall, in connection with each proposed Asset Sale permitted pursuant to Section 10.15(c), deliver to the Lender an 18-Month Budget prior to the consummation of such Asset Sale and such 18-Month Budget shall (i) be subject to the review and approval of the Lender, which approval shall not be unreasonably withheld, and (ii) upon approval such 18-Month Budget shall constitute the Budget for all purposes under this Agreement.
      10.16.     Transactions With Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or such Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person; and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, the Borrower delivers to the Lender a resolution of the Board of Directors certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, and an opinion as to the fairness to the Borrower or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (A) the payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Borrower or indemnification and similar arrangements, consulting fees, employee salaries, bonuses, employment agreements, compensation or employee benefit arrangements or incentive arrangements with any officer, director or employee of the Borrower or any Subsidiary (including benefits under the foregoing); (B) Restricted Payments made in compliance with Section 10.21; (C) loans or advances to employees and reimbursement of actual out-of-pocket expenses incurred by officers, directors and employees, in each case in the ordinary course of business in an amount not to exceed $100,000 individually and $200,000 in the aggregate during any fiscal year; and (D) the Proposed Transactions.
      10.17.     Notice of Tax Exemption. If an exemption is obtained at any time from any present or future Taxes that would otherwise be due in respect of any payment to be made by the Borrower under this Agreement or any other Loan Document, the Borrower shall promptly deliver to the Lender a certified copy of the documents evidencing that exemption.
      10.18.     Payment of Taxes. The Borrower shall pay all Taxes, assessments and other governmental charges of any kind imposed on or in respect of its income or any of its businesses or assets, or in respect of Taxes and other amounts it is required by law to withhold from amounts paid by it to its employees, before any penalty or interest accrues on the amount payable and before any Lien or other encumbrance on any of its property exists as a result of nonpayment; provided, however, that the Borrower shall not be required by this Section to pay any amount if it is diligently contesting its alleged obligation to pay that amount in good faith through appropriate proceedings and maintains appropriate reserves or other provisions in respect of the contested amount as may be required under GAAP.
      10.19.     Stockholder Approval. As soon as practicable, but no later than 90 days after the Closing Date, the Borrower shall hold a special meeting of its stockholders for the purpose of obtaining stockholder approval (“Stockholder Approval”) pursuant to and in accordance with the provisions of Section 2(b) of the Investment Agreement.
      10.20.     Limitation on Indebtedness. The Borrower and its Subsidiaries, on a consolidated basis, shall not directly or indirectly incur, create, assume, Guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of, including, without limitation, by way of assumption or acquisition in a business combination any Indebtedness other than (i) pursuant to this Agreement, the other Loan Documents, the Investment Agreement or the other Transaction Documents; (ii) any Indebtedness that is by its terms expressly subordinated in all respects to the Obligations, on terms and conditions satisfactory to the Lender, in its sole discretion; (iii) Indebtedness evidenced by the Novartis Note from time to time outstanding, which Indebtedness shall be pari passu with the Obligations, and shall not be subordinated in right of payment to the Obligations; and (iv) Indebtedness secured by Permitted Liens.

      10.21.     Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary, directly or indirectly, to make a Restricted Payment other than, so long as no Event of Default shall have occurred and be continuing, or shall result therefrom, (i) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Equity Interests of the Borrower (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary of the Borrower or an employee stock ownership plan or to a trust established by the Borrower or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent capital contribution received by the Borrower from its shareholders; or (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is subordinated to the Obligations, made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Borrower, provided, that such newly issued Indebtedness is subordinated to the Obligations on the same terms as the Indebtedness so purchased, repurchased, redeemed, defeased, acquired or retired.
      10.22.     Notices. The Borrower shall promptly give notice to the Lender of: (i) any change in the Borrower or its operations that would adversely affect the interests of the Lender in any material respect; (ii) any default by the Borrower in its obligations under the documentation governing any Indebtedness; (iii) any breach by the Borrower of any other contract; (iv) any litigation involving the Borrower or a Subsidiary; (v) any material governmental notifications and proceedings, including approval and denial notices by the FDA; (vi) any Person which has become a 5-percent shareholder, as such term is defined for purposes of Section 382 of the IRC and the Treasury Regulations (final, temporary and, as applicable, proposed) promulgated thereunder; and (vii) any other development that causes or could reasonably be expected to cause a Material Adverse Effect.
      10.23.     Cancellation of Indebtedness. The Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices and settlement of accounts in the ordinary course of business.
      10.24.     Subsidiaries. Neither the Borrower nor any Subsidiary shall acquire or create another Subsidiary without the prior consent of the Lender, and such newly acquired or created Subsidiary (a) shall be a wholly-owned Subsidiary of the Borrower or another wholly-owned Subsidiary of the Borrower, and (b) shall promptly execute a Subsidiary Guaranty and a Subsidiary Security Agreement, and such other documents and instruments as the Lender may reasonably require, and the Borrower or such Subsidiary acquiring or creating such new Subsidiary shall pledge the stock of the newly acquired or created Subsidiary as Collateral.
      10.25.     Limitation on Issuance of Equity Interests of Subsidiaries. The Borrower shall not sell, and shall not permit any Subsidiary, directly or indirectly, to issue or sell, any shares of Equity Interests of a Subsidiary (including options, warrants, or other rights to purchase shares of such Equity Interests) except: (i) to the Borrower or a wholly owned Subsidiary of the Borrower; or (ii) issuances of director’s qualifying shares or sales to foreign nationals of shares of Equity Interests of foreign Subsidiaries, to the extent required by applicable law.
      10.26.     Maintenance of NOLs. Neither the Borrower, any Subsidiary nor any Affiliate of any thereof, shall enter into any transaction which could reasonably be expected to cause the Borrower, any Subsidiary or any Affiliate of any thereof to undergo an Ownership Change, other than an Excepted Transaction. For purposes of this Section 10.26, “Excepted Transaction” shall mean (a) any transaction contemplated under this Agreement, the other Loan Documents, the Convertible Note, the Investment Agreement, the Registration Rights Agreement and any other certificate, instrument, agreement or other document executed or to be executed in connection therewith, and (b) any other financing transaction undertaken or to be undertaken by the Borrower (i) with the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), or (ii) with respect to which the Board of Directors has considered the effect of such proposed financing transaction on the availability to the Borrower, any Subsidiary or any Affiliate of any thereof of net operating losses or associated tax benefits pursuant to Section 382 of the IRC arising from or related to such proposed financing transaction, and obtained the advice of outside counsel or accountants that such transaction has been structured to minimize any negative effect on the availability of such net operating losses or associated tax benefits. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any change in the availability of net operating losses arising from or related to any Excepted Transactions shall not constitute a breach of or a Default or an Event of Default under this Agreement.
      10.27.     Intellectual Property. (a) The Borrower shall conduct continuously and operate actively its business according to good business practices, including, without limitation, maintaining all of its licenses, Patents, Copyrights, Know-How, design rights, tradenames, trade secrets and Trademarks and taking all actions necessary to enforce and protect the validity and enforceability of all intellectual property rights or other right included in the Borrower Intellectual Property.
      (b) Borrower (either itself or through licensees) will not do any act, or omit to do any act, whereby any of its Patents may become forfeited, abandoned or dedicated to the public, unless the Lender gives its prior written consent, which shall not be unreasonably withheld or delayed.
      (c) Borrower (either itself or through licensees) will continue to use each of its Trademarks in order to maintain such Trademark in full force free from any claim of abandonment for non-use, unless the Lender gives its prior written consent, which shall not be unreasonably withheld or delayed.
      (d) Borrower will not (either itself or through licensees) do any act whereby any of its Copyrights may fall into the public domain, unless the Lender gives its prior written consent, which shall not be unreasonably withheld or delayed.
      (e) Borrower (either itself or through licensees) will not infringe the Intellectual Property rights of any other Person.
      (f) Borrower will notify the Lender immediately if it knows, or has reason to know, that any application or registration relating to any Borrower Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any agency, court or tribunal in any country) regarding, the Borrower’s ownership of, or the validity of, or the enforceability of, any Borrower Intellectual Property or the Borrower’s right to register the same or to own and maintain the same.
      (g) Whenever the Borrower, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, the Borrower shall promptly report such filing to the Lender. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender any and all agreements, instruments, documents, and papers as the Lender may reasonably request to evidence the Lender’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of the Borrower relating thereto or represented thereby.
      (h) Borrower will take all reasonable and necessary steps to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of all Borrower Intellectual Property owned by it.
      (i) In the event that any Borrower Intellectual Property is infringed upon or misappropriated or diluted by a third party, the Borrower shall (i) take such actions as reasonably necessary to protect such Borrower Intellectual Property; and (ii) promptly notify the Lender after the Borrower learns thereof and, to the extent, in its reasonable judgment, the Borrower determines it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
      10.28.     Investments. The Borrower shall not make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 10.28.

(b) Deposit accounts with banks.

(c) Investments in the Borrower or a Subsidiary.

(d) Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning and not for speculative purposes.

(e) Advances to officers, directors and employers of such Person in the ordinary course of business (provided that such advances have been approved by a majority of the disinterested members of the Board of Directors).

(f) Accounts receivable in the ordinary course of business on reasonable and customary trade terms.

(g) Other investments in accordance with the Investment Guidelines.
      10.29.     Subsidiary Indebtedness. The Borrower shall not permit the aggregate principal amount of Indebtedness (other than the Obligations) of its Subsidiaries at any time to exceed $1,000,000.
      10.30.     Restrictive Agreements. (a) The Borrower shall not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.
      (b) (i) The foregoing paragraph, however, shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, the other Loan Documents, the Investment Agreement and the other contracts, agreements and other documents entered into in connection therewith; (B) restrictions and conditions existing on the date hereof identified on Schedule 10.30, (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and (C) restrictions and conditions imposed by the Novartis Option and License Agreement and the Novartis Note as each exists on the Closing Date (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and (ii) Clause (i) of paragraph (a) above shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; and (B) customary provisions in leases and other contracts restricting the assignment thereof.
      10.31.     Limitation on Layering. Notwithstanding the provisions of Section 10.20, the Borrower shall not incur any Indebtedness that is subordinate or junior in right of payment to the Obligations, and senior in any respect in right of payment to any Indebtedness permitted under clause (iii) of Section 10.20.
      10.32.     Novartis Note. The Borrower shall not at any time prior to the Repayment Date make any payment in cash, or permit any payment to be made in cash, under the Novartis Note, whether for principal, interest or otherwise, except as expressly permitted under, and in accordance with, the Investment Agreement.
      10.33.     Clinical Trials. Borrower will take all reasonable and necessary steps to pursue clinical evaluations related to the approvability or approval of product candidates including making all necessary filings with the FDA or other authority. Borrower will not voluntarily cease any such material clinical evaluations without the Lender’s approval.
      10.34.     Additional Disclosure. Upon receipt of an Exchange Notice from the Lender, at any time prior to the proposed Exchange Date, the Borrower shall deliver or cause to be delivered to the Lender supplemental information (including, without limitation, updated Schedules pursuant to Section 9 of this Agreement and similar provisions of the other Loan Documents) concerning events subsequent to the date hereof, which would render any statement, representation or warranty made in this Agreement or any information contained in a Schedule or other document required by this Agreement inaccurate or incomplete as of such date, and such supplement or amendment shall be deemed incorporated as part of this Agreement including such Schedules unless the Lender determines in its reasonable discretion that any changes, events, circumstances, occurrences or state of facts disclosed in such supplement or amendment could, individually or in the aggregate, have a Material Adverse Effect on the Borrower and its Subsidiaries (each, a “Material Adverse Event”); provided, however, that if the Borrower delivers such supplemental information to the Lender later than 5 Business Days before the Exchange Date designated by the Lender, the Lender shall be entitled to extend the Exchange Date to a date up to 5 Business Days after its receipt of such supplemental information. No supplement to, or amendment of, any Schedule made pursuant to this Section shall be deemed to cure any breach of any such representation or warranty made in this Agreement unless the Lender specifically agrees thereto in writing.
      10.35.     SEC Filing Compliance. The Borrower shall file all required reports, schedules, registration statements and other documents with the SEC. Each report, registration statement, definitive proxy statement and information statement, including any certifications pursuant to Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002 or similar certifications, filed by the Borrower or any Subsidiary under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Borrower Ongoing SEC Documents”), with the SEC, (i) shall comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be; and (ii) as of its filing date, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Borrower Ongoing SEC Document (including the related notes and schedules thereto) shall fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders’ equity and cash flows or equivalent statements in such Borrower Ongoing SEC Documents (including any related notes and schedules thereto) shall fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
      10.36.     Post-Closing Actions. As soon as practicable after the Closing Date the Borrower shall (a) in no event later than the date twenty Business Days after the Closing Date, take all actions necessary or advisable to perfect to the maximum extent permitted or recognized under applicable law (or attain the functional equivalent of perfection of) the security interest granted to the Lender in Non-Domestic Intellectual Property constituting Collateral, other than specific items of Non-Domestic Intellectual Property reasonably requested by the Borrower in writing, including a description thereof in reasonable detail (including without limitation identifying information for such item, a description thereof, its location and an estimated Dollar value therefor), which the Lender reasonably consents in writing is not subject to perfection (or the functional equivalent of perfection cannot be attained) of the security interest therein (provided, however, that any failure to so perfect during such twenty Business Day period, as may be extended pursuant to this Section 10.36, other than a failure arising from the Borrower or any agent of the Borrower failing to take any such necessary or advisable action, shall not during such period constitute an Event of Default hereunder or under any other Loan Document), and (b) upon the written request of the Lender, establish a deposit account, or reconstitute the Disbursement Account, as a deposit or other account in which the Lender has an ownership interest in addition to the security interest granted pursuant to the Security Documents, or such other account acceptable to the Lender and the Borrower, that is in either case obtainable from a reputable financial institution of recognized standing, which account shall in any case be subject to the terms and conditions governing withdrawals set forth in Section 10.2, into which the funds in the Disbursement Account shall be transferred (if such new account is separate from the Disbursement Account), and as to which all interest and other income generated by the funds deposited therein shall be owned exclusively by the Borrower and paid by the Bank into a separate deposit account of the Borrower, and which account shall thereafter be the Disbursement Account for all purposes hereunder and under the other Loan Documents. Upon the perfection (or the functional equivalent of perfection) of the Lender’s security interest in an items of Non-Domestic Intellectual Property constituting Collateral, the Borrower shall as soon as practicable cause the delivery to the Lender of a legal opinion of its outside counsel with respect to such perfection (or functional equivalent) in form consistent, to the extent applicable, with other legal opinions delivered by the Borrower’s counsel under this Agreement and the other Transaction Documents and reasonably acceptable to the Lender.

Upon written request by Borrower to the Lender for consent to the non-perfection (or functional equivalent) of the security interest in any item of Non-Domestic Intellectual Property, complying with this Section 10.36, the Lender shall endeavor to deliver a determination with respect to such request within two Business Days after receipt thereof, provided, that in the event the Lender shall not render such determination within two Business Days, the twenty Business Day period during which the Borrower is otherwise obligated pursuant to this Section 10.36 to perfect the security interest in such item shall automatically be extended by the number of Business Days equal to the number of Business Days after such two Business Day period through the date the Lender renders such determination.

11.	EXCHANGE FOR CONVERTIBLE NOTES
      11.1.     Exchange of Notes. At any time on or after the date on which the Stockholder Approval of the Proposals (as defined in the Investment Agreement) is obtained, the Lender shall have the right, but not the obligation, to exchange the Note (the “Exchange”), in whole but not in part (including all principal and interest thereon), into the Convertible Note (as defined in the Investment Agreement) pursuant to and in accordance with the provisions of Section 2(d) of the Investment Agreement by providing written notice of the Exchange to the Borrower (the “Exchange Notice”) indicating the date on which the Exchange shall occur (the “Exchange Date”), which date shall be no less than 10 Business Days after delivery of the Exchange Notice. The Exchange shall be subject to the conditions set forth in the Investment Agreement. The Borrower shall not be obligated to issue the Convertible Note upon the Exchange unless either (i) the Note, duly endorsed, is surrendered to the Borrower; or (ii) the Lender notifies the Borrower that the Note has been lost, stolen or destroyed and delivers to the Borrower an affidavit in form and substance reasonably acceptable to the Borrower attesting to the Note having been lost, stolen or destroyed, as the case may be, and an agreement in form and substance reasonably acceptable to the Borrower to the effect that the Lender shall indemnify and hold the Borrower harmless against any liability or damages resulting therefrom. No later than 5 days following the date of the surrender of the Note, the Borrower shall deliver to the Lender physical certificates representing the Convertible Note.
      11.2.     Additional Conditions to Exchange. It shall be a condition precedent to the Lender consummating the Exchange that (a) that no Material Adverse Event shall have been disclosed in the supplements or amendments described in Section 10.34 and (b) an opinion of Brown Rudnick Berlack and Israels LLP, in the form attached as Exhibit J to the Investment Agreement shall be delivered to the Lender. Any Exchange Notice delivered by the Lender pursuant to Section 11.1 shall become automatically null and void without any further action by any party if a Material Adverse Event shall be disclosed as described in Section 10.34.

12.	EVENTS OF DEFAULT
      12.1.     Events of Default. If one or more of the following events (each an “Event of Default”) occurs and is continuing, the Lender shall be entitled to exercise any or all of the remedies set forth in Section 12.2.

(a) The Borrower fails to pay any Obligation as and when that amount becomes due and payable.

(b) The Borrower (i) fails to perform or observe any covenant or agreement contained in Sections 10.1 - 10.4 (other than Section 10.3 to the extent capable of cure within 10 days of such failure), Sections 10.7 - 10.8, Section 10.9 (with respect to inspection rights), Sections 10.10 - 10.11, Sections 10.13 - 10.16, Sections 10.18 -10.27 (other than clauses (b), (c) and (d) of Section 10.27 to the extent capable of cure within 10 days of such failure), and Sections 10.29 - 10.36 to be performed or observed by it; or (ii) fails to perform or observe any covenant or agreement other than those referred to in Section 12.1(a), 12.1(d) or clause (i) of this Subsection and does not remedy the failure on or before the 10th day after it occurs.

(c) Any representation or warranty of the Borrower in this Agreement or any other Loan Document proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or deemed to have been made; provided, however, that from and after the Final Withdrawal Date, except for the purposes of any representations and warranties made or deemed made in connection with the Exchange, subject to the provisions of Sections 10.34 and 11.2 hereof, the Borrower’s inability to provide the certification described in Section 10.4(d)(ii)(B) hereof shall not constitute a Default or Event of Default under this Agreement or the other Loan Documents.

(d) The Borrower fails to (i) file the Proxy Statement in accordance with Section 10.13 or (ii) to obtain Stockholder Approval in accordance with Section 10.19 (a “Stockholder Approval Default”); provided, however, that in the case of clause (ii) immediately above, the Lender and each other Permitted Holder holding Common Stock or other Equity Interests in the Borrower entitled to vote on the Proposed Transactions shall have voted in favor of the Proposed Transactions.

(e) (i) Any of the Security Documents shall cease, for any reason, to be in full force and effect; or (ii) the Lien created by any of the Security Documents shall fail to constitute a Perfected Lien in the Collateral; provided, that (A) solely with respect to any individual item of Collateral having a fair market value of $25,000 (as reasonably determined by the Borrower in good faith and reasonably agreed to by the Lender) or less, such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default unless the Borrower does not remedy such failure on or before the 5th day after such failure occurs, (B) such failure to maintain a Perfected Lien in such item of Collateral shall not constitute an Event of Default if such failure results solely from any action or failure to act on the part of the Lender (following notice thereof from the Borrower) to maintain such Perfected Lien and which action or failure to act contravenes the provisions of this Agreement, the other Loan Documents or applicable law and (C) notwithstanding anything herein or in any Loan Document to the contrary, the failure to perfect (or attain the functional equivalent of perfection of) the security interest granted to the Lender in any Non-Domestic Intellectual Property constituting Collateral prior to the date required therefor pursuant to Section 10.36, shall not constitute an Event of Default.

(f) The Borrower provides notice to the Lender, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, the Convertible Note to the Lender upon the Exchange in accordance with the terms herein and in the Investment Agreement.

(g) The Borrower or any Subsidiary (i) fails to pay any of its other Indebtedness as and when that Indebtedness becomes due and payable; or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its Indebtedness (and any cure period under such other agreement or instrument shall have expired) and, as a result of the failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any amount owing thereunder.

(h) (i) A court enters a decree or order for relief with respect to the Borrower in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (ii) the continuance of any of the following events for 45 days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against the Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (B) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, or over all or a substantial part of its property, is entered; or (C) a receiver, trustee or other custodian is appointed without the consent of the Borrower, for all or a substantial part of the property of the Borrower.

(i) (i) The Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (ii) the Borrower makes any assignment for the benefit of creditors; or (iii) the Board of Directors adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 12.1(i).

(j) Any governmental authorization necessary for the performance of any obligation of the Borrower under this Agreement or the Loan Documents, or the consummation of the Proposed Transactions, is not or fails to remain valid and subsisting in full force and effect.

(k) Any governmental authority or court takes any action that, in the determination of the Lender could have a Material Adverse Effect on the Borrower.

(l) One or more judgments for the payment of money in an aggregate amount in excess of $100,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment.

(m) The Borrower sells or otherwise disposes of all or a substantial part of its assets or ceases to conduct all or a substantial part of its business as now conducted, or merges or consolidates with any other Person without the prior written consent of the Lender.

(n) The Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, The Nasdaq Stock Market, The Nasdaq SmallCap Market, The New York Stock Exchange, The American Stock Exchange or is not eligible for trading on the OTC Bulletin Board for an aggregate of 10 Trading Days in any 9 month-period.

(o) There shall have occurred and be continuing an “Event of Default” (as such term is defined in the Novartis Note) under the Novartis Note.

(p) The Lender shall have given written notice of the Exchange to the Borrower in accordance with Section 11.1 hereof and the Borrower shall be unable consummate the Exchange pursuant to the terms of the Investment Agreement, including, without limitation, Borrower’s inability to satisfy the condition set forth in Section 11.2 hereof.
      12.2.     Default Remedies. (a) If any Event of Default other than a Stockholder Approval Default occurs and is continuing, the Lender may, by notice to the Borrower, (i) declare the obligations of the Lender hereunder to be terminated, whereupon those obligations shall terminate; and (ii) declare all amounts payable hereunder or under the Loan Documents by the Borrower that would otherwise be due after the date of termination to be immediately due and payable, whereupon all those amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Borrower; provided, however, that if any event of a kind referred to in Section 12.1(h) or Section 12.1(i) occurs, the obligations of the Lender hereunder shall immediately terminate, and all amounts payable hereunder by the Borrower that would otherwise be due after the occurrence of that event shall become immediately due and payable without any such notice or other formality waived by the Borrower in this Section.
      (b) Immediately upon the occurrence of a Stockholder Approval Default, the obligations of the Lender hereunder shall automatically terminate, and all amounts payable hereunder by the Borrower shall become immediately due and payable without any notice to the Borrower or any other Person.

(i) Immediately upon the occurrence of such Stockholder Approval Default, the Lender shall be entitled to receive payment in cash equal to the Stockholder Default Balance. The “Stockholder Default Balance” shall be calculated as of the time of any such repayment and shall be equal to the greater of the (a) sum of (1) the outstanding principal balance of the Loan, plus (2) all accrued and unpaid interest thereon, each amount being calculated as of the date of any such repayment (such sum being referred to herein as the “Loan Repayment Amount”) and (b) the sum of (1) the Peak Equity Amount (as defined below) plus (2) the Make Whole Amount (as defined below). If the Stockholder Default Balance is paid by the Borrower in more than one payment pursuant to the terms of this Section 12.2(b), the Loan Repayment Amount shall be reduced on a pro rata basis by any payments made by the Borrower in accordance with Section 12.2(b)(iii) below. If the Stockholder Default Balance shall not be paid in full, in cash, within 30 days of the Stockholder Approval Default, the Loan Repayment Amount shall thereafter bear interest at the Default Rate.

(ii) Upon the occurrence of such Stockholder Approval Default, and thereafter if required pursuant to Section 12.2(b)(iv) below, the Borrower shall be obligated to offer for sale as soon as practicable pursuant to a registered offering (the “Registered Repayment Offering”) in accordance with Section 2.9 of the Registration Rights Agreement, the maximum number of shares of Common Stock that may be offered at the highest offering price per share possible (the “Share Price”); provided, that such Share Price is equal to or greater than one-half of the average closing price per share of the Common Stock for the five (5) Trading Days immediately after the later of the date of the Stockholder Approval Default and the most recent Recalculation Date. The determination regarding the Share Price to be obtained in connection with a Registered Repayment Offering and the number of shares of Common Stock that may be offered at such Share Price shall be made by an independent, nationally recognized investment bank selected by the Lender, whose determination shall be final and binding upon the Borrower, and as further provided in Section 2.9 of the Registration Rights Agreement.

(iii) Upon receipt of any or all proceeds, net of underwriter’s discounts and commissions, of any Registered Repayment Offering (“Offering Proceeds”) pursuant to this Section 12.2(b), the Borrower shall pay to the Lender all of the Offering Proceeds (the “Proceeds Payment”) necessary to meet all of its Obligations hereunder. Upon the receipt of such payment by the Lender, the Loan Repayment Amount shall be reduced by the Dollar amount obtained by multiplying the Loan Repayment Amount outstanding immediately prior to such payment, by a fraction, the numerator of which is the Dollar amount of any such Proceeds Payment, and the denominator of which is the Stockholder Default Balance outstanding immediately prior to such payment. For example, if the Stockholder Default Balance is $32 million, the Loan Repayment Amount is $16 million, and the Borrower makes an $8 million Proceeds Payment, then the Loan Repayment Amount shall be reduced by 25%, or $4 million.

(iv) If the outstanding Loan Repayment Amount is greater than zero after the application of any Proceeds Payment, the Borrower shall, on the date that is 150 days after the most recent Registered Repayment Offering was completed, unless otherwise instructed by the Lender with respect to timing of payments (each such date, a “Recalculation Date”), automatically and without further notice or other action, commence another Registered Repayment Offering in accordance with Section 12.2(b)(ii) above, and such offering shall become effective on or prior to 30 days after such Recalculation Date. Upon the completion of any such Registered Repayment Offering, the Borrower shall make a Proceeds Payment, and the Loan Repayment Amount shall be reduced in accordance with Section 12.2(b)(iii) above.

(v) The “Peak Equity Amount” shall, at the time of any calculation, be calculated in the following manner:

(i) if the calculation is made immediately after the occurrence of a Stockholder Approval Default in accordance with Section 12.2(b)(i) above, the Peak Equity Amount shall be:

(A) the number of shares of Common Stock of the Borrower obtained by dividing the Loan Repayment Amount, at the time of such calculation, by the lower of (x) 112.50% of the average closing price per share of the Common Stock for the five (5) Trading Days prior to the Closing Date and (y) $3.78 (such quotient being referred to herein as the “Converted Shares”); multiplied by

(B) the closing price per share of the Common Stock at the end of the third Trading Day preceding the date of the Stockholder Approval Default;

(ii) if such calculation is made as of any Recalculation Date in accordance with Section 12.2(b)(iv) above, the Peak Equity Amount shall be the greater of:

(A) the existing Peak Equity Amount immediately prior to such Recalculation Date, minus any reduction of the Loan Repayment Amount pursuant to Section 12.2(b)(iii); and

(B) the Converted Shares multiplied by the average closing price per share of the Common Stock for the five (5) Trading Days immediately preceding such Recalculation Date.

(vi) Notwithstanding anything to the contrary contained herein, if the outstanding Loan Repayment Amount is greater than zero on the fifth anniversary of the Stockholder Approval Default, the Loan

Repayment Amount shall become immediately due and payable in full without any rights of the Borrower to delay or partially apply such payment.

(vii) The “Make Whole Amount” shall, at the time of any calculation, be an amount equal to the sum of (a) the excess of (A) the amount of Taxes due and payable by the Lender with respect to payments of the Stockholder Default Balance received during the period from the later of the date of the Stockholder Approval Default and the date the Stockholder Default Balance was last calculated (together with, if calculated for the period from the date of the Stockholder Approval Default, any additional Taxes payable with respect to the principal amount of the Loan for the period from the Closing Date to the date of the Stockholder Approval Default), over (B) the amount of Taxes that would have been payable by the Lender for such period, in its sole determination acting in good faith, had the Stockholder Approval Default not occurred and had the Exchange been made, plus (b) the amount of Taxes due and payable by the Lender by reason of the Lender’s receipt of the payments described in clauses (a) and (b) of this clause (vii).

      12.3.     Right of Setoff. If any amount payable hereunder is not paid as and when due, the Borrower authorizes the Lender and each Affiliate of the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of setoff, banker’s Lien, counterclaim or otherwise, against any assets of the Borrower in any currency that may at any time be in the possession of the Lender or that Affiliate, at any branch or office, to the full extent of all amounts due and payable to the Lender hereunder.
      12.4.     Rights Not Exclusive. The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

13.	INDEMNIFICATION
      13.1.     Amendment and Enforcement Expenses. The Borrower shall reimburse the Lender (including without limitation in its capacity as Lender and “Secured Party” under the Security Agreement) for all reasonable fees, costs and expenses (including the reasonable fees, disbursements and expenses of all of its counsel, advisors, consultants, appraisers and auditors) incurred in connection with (i) the negotiation, preparation and execution of this Agreement, each other Loan Document and any agreement or instrument contemplated hereby or thereby; the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions or any other transactions contemplated hereby; (ii) administration of the Loan hereunder and under the other Loan Documents; (iii) the negotiation, preparation or execution of any amendment, waiver, consent or similar instrument under this Agreement or any Loan Document, (iv) any Default or Event of Default; and (v) the preservation or enforcement of any right of the Lender under this Agreement or any Loan Document.
      13.2.     Other Expenses. If the Borrower (i) fails to fulfill the conditions set forth in Section 8.1 by the respective times specified for their fulfillment, or (ii) fails to pay any amount payable hereunder as and when due, the Borrower shall reimburse the Lender (including without limitation in its capacity as Lender and “Secured Party” under the Security Agreement) in Dollars on demand for all losses and expenses incurred as a consequence thereof, other than any loss suffered as a result of reemploying deposits acquired by the Lender (or any Person to whom the Lender has sold a participation in the Loan) for the purpose of funding the Loan at a rate of return lower than the cost of acquiring the deposits or any expense incurred by the Lender (or such Person) in liquidating the deposits.
      13.3.     Indemnification. The Borrower shall indemnify, defend and hold harmless to the fullest extent permitted by law the Lender (including without limitation in its capacity as Lender and “Secured Party” under the Security Agreement) and the Lender’s Affiliates and each of their respective officers, directors, managers, partners, shareholders, employees, lenders, advisors, agents and other representatives and any Affiliate of the foregoing, and each of their respective successors and permitted assigns and each Person who controls any of the foregoing, within the meaning of the Securities Act and the Exchange Act (each, an “Indemnified Party”), from and against, and shall promptly reimburse each Indemnified Party for, all demands, claims, actions or causes of action (whether or not the Indemnified Party is a party thereto), assessments, losses, damages and liabilities asserted by third-parties and adjudicated by a court of competent jurisdiction to a final non-appealable judgment, and all costs and expenses, including, without limitation, interest, court costs and reasonable attorneys’ fees and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding, including those incurred upon any appeal), joint or several, arising or resulting from or in connection with (w) any misrepresentation or any breach of any warranty, covenant or agreement contained in this Agreement or in any of the other Loan Documents, (x) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by the Lender or any of its controlled Affiliates, (y) the Lender’s holding a lien on the assets of the Borrower or its Subsidiaries or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to any of the collateral documents with respect to such lien, or any actions or failures by the Borrower to act with respect to any of the foregoing, or (z) any performance by the Lender of its obligations in accordance with the terms of the Loan Documents (collectively, “Indemnified Liabilities”), except that any such Indemnified Liability shall be reduced in proportion to the amount (finally determined by a court of competent jurisdiction) to be attributable to such Indemnified Party’s gross negligence, bad faith, or willful misconduct. The rights of the Indemnified Parties under this Section 13.3 shall be in addition to (a) any cause of action or similar right of any Indemnified Party against the Borrower or other persons, or (b) any liabilities the Borrower or any of its Subsidiaries may be subject to pursuant to any applicable law.
      13.4.     Increased Costs. The Borrower shall reimburse the Lender in Dollars on demand for all costs incurred and reductions in amounts received or receivable, as reasonably determined by the Lender, that are attributable to the Loan or the performance by the Lender of its obligations under this Agreement and the other Loan Documents that occur by reason of the promulgation of any law, regulation or treaty or any change therein or in the application or interpretation thereof or by reason of compliance by the Lender with any direction, requirement or request (whether or not having the force of law) of any governmental authority; including, without limitation, each of the following: any such cost or reduction resulting from (i) the imposition or amendment of any tax other than Excluded Taxes; or (ii) the imposition or amendment of any reserve, special deposit or similar requirement against assets of, liabilities of, deposits with or for the account of, or loans by, the Lender. If any requirement relating to capital adequacy applicable to the Lender, or the entity controlling the Lender, is imposed or amended with effect in such a way that compliance therewith, in accordance with the policies followed by the Lender (or that entity), will increase the amount of capital that the Lender (or that entity) will be required to maintain in respect of the Loan, the Borrower shall pay the Lender on demand from time to time such additional amounts as the Lender certifies are necessary to compensate it (or that entity) for the resulting reduction in the rate of return on the capital of the Lender (or that entity) caused by compliance with that requirement. The Lender’s certification shall describe in reasonable detail how it has calculated the amount demanded. In calculating those amounts, the Lender may use reasonable averaging and attribution methods consistent with those being applied with respect to its other customers that are similarly situated. If the Lender has sold one or more participations in the Loan, any costs incurred by, or reductions in return on capital of, the participants shall be deemed to be attributable to the Loan for purposes of this Section; provided, however, that the Borrower shall not be required, as a result of the sale of any participation, to reimburse the Lender for an amount greater than the amount that would have been due if the Lender had not sold the participation.
      13.5.     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby. Subject to Section 14.13, no Indemnified Party referred to in Section 13.4 above shall be liable for any damages arising from the use by unintended recipients or any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided, that such Indemnified Party has exercised reasonable care to protect the confidentiality of such information or other materials.

      13.6.     Nature of Indemnity. The indemnification obligations under this Agreement shall not in any manner limit, prejudice or otherwise affect any rights or obligations contained in any other Loan Document or Transaction Document.

14.	GENERAL
      14.1.     Choice of Law. This Agreement shall pursuant to Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York be construed and interpreted in accordance with the law of the State of New York.
      14.2.     Jurisdiction. (a) The Borrower irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States sitting in the Borough of Manhattan in respect of any action or Proceeding relating in any way to this Agreement or any Note (a “Proceeding”). The Borrower irrevocably appoints CT Corporation System, which currently maintains a New York City office situated at 111 Eighth Ave., 13th Floor, New York, New York 10011, as its agent to receive service of process or other legal summons for purposes of any Proceeding. So long as the Borrower has any obligation under this Agreement, it will maintain a duly appointed agent in New York City acceptable to the Lender for the service of such process or summons and, if it fails to maintain such an agent, any such process or summons may be served on it by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to the Borrower at its address for notices hereunder.
      (b) The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any Proceeding in the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York and any claim that any Proceeding brought in any such court has been brought in an inconvenient forum.
      (c) The Borrower further irrevocably waives, to the fullest extent permitted by applicable law, any claim that any Proceeding should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Borrower relating in any way to this Agreement or any other Loan Document, whether or not commenced earlier. To the fullest extent permitted by applicable law, the Borrower shall take all measures necessary for the Proceeding to proceed to judgment prior to the entry of judgment in any such action or proceeding commenced by the Borrower.
      14.3.     Application and Distribution of Payments. All payments received by the Lender from the Borrower pursuant to this Agreement or the Loan Documents shall, regardless of the application designated by the Borrower, be applied, first, to any cost, expense, damage or other indemnity due and owing under Article 14 hereof or the other Loan Documents, second, to any premium due and owing pursuant to Section 3.2, third to any interest due and owing on the Loan, fourth, to the repayment of the principal of the Loan, and fifth, to any other amount due under this Agreement or the other Loan Documents.
      14.4.     Replacement of Notes. Upon the loss, theft, destruction or mutilation of any Note, and upon execution and delivery by the Lender to the Borrower of an affidavit in form and substance reasonably acceptable to the Borrower attesting to such loss, theft, destruction or mutilation, as the case may be, and an agreement, in form and substance reasonably acceptable to the Borrower to the effect that the Lender shall indemnify and hold the Borrower harmless from and against any liability or damages arising therefrom, the Borrower shall execute and deliver in lieu thereof a new Note, dated the date of the Note being replaced, in the same principal amount.

      14.5.     Notices. All notices and other communications given to any party hereto pursuant to this Agreement shall be in writing and shall be delivered by hand, fax or email (and in the case of fax or email, receipt confirmed immediately via telephone), or mailed first class postage prepaid, registered or certified mail, addressed as follows:

(a)	If to the Borrower, to:

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591
Attention: Chief Executive Officer
Phone: (914) 347-2220
Fax: (914) 347-2498
Email: mgoldberg@emisphere.com

with a copy to:

Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attn: Timothy C. Maguire, Esq.
Fax: (617) 289-0413

(b)	If to the Lender, to:

MHR Fund Management LLC
40 West 57th Street, 24th Floor
New York, NY 10019
Fax number: (212) 262-9356
Attention: Hal Goldstein
Phone: (212) 262-0005
Fax: (212) 262-9356
Email: hgoldstein@mhrfund.com

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attn: Doron Lipshitz, Esq.
Brett Lawrence, Esq.
Phone: (212) 806-5400
Fax: (212) 806-6006
Email: dlipshitz@stroock.com
blawrence@stroock.com
Each such notice or other communication shall for all purposes be treated as being effective or having been given when delivered, if delivered personally, by e-mail or facsimile with confirmation of receipt or if by overnight courier or, if sent by mail, upon actual receipt.
      14.6.     Waivers. No failure or delay on the part of the Lender in exercising any right hereunder shall operate as a waiver of, or impair, any such right. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right or of any obligation of the Borrower shall be effective unless given in writing and executed by the Lender. No waiver of any such right shall be deemed a waiver of any other right hereunder.
      14.7.     Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

      14.8.     Assignments and Participations. The Borrower may not transfer any of its rights or obligations under this Agreement. The Lender may at any time assign its rights and delegate its obligations hereunder in whole or in part to any Person or Persons. Transfers hereunder shall become effective only upon delivery of notice thereof to the Borrower. Upon the effectiveness of a permitted assignment hereunder, each reference in this Agreement to the Lender shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests. The Borrower shall, from time to time at the request of the Lender, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder, including, without limitation, one or more new Notes in exchange for the Note held by that Lender. The Lender shall be free at any time to sell participations in its interests hereunder to any Person or Persons.
      14.9.     Determinations by the Lender. Each determination by the Lender hereunder shall, in the absence of manifest error, be conclusive and binding on the parties.
      14.10.     Survival. The obligations of the Borrower under Section 6.1, Section 6.2 and Article 13 shall survive the Repayment Date and the cancellation of the Note and the termination of the other obligations of the Borrower hereunder.
      14.11.     Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.
      14.12.     Counterparts. This Agreement may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.
      14.13.     Confidentiality. If the Borrower reasonably believes that any information being furnished by it to the Lender is confidential, the Borrower may so indicate by notice in writing to the Lender, identifying that information with reasonable specificity, in which event the Lender will use reasonable efforts to maintain the confidentiality thereof. However, the Lender shall be free to disclose any such information to any professional advisors retained by it and to any prospective transferee of any of its rights or obligations hereunder or prospective participant therein that itself agrees to be bound by this confidentiality requirement. In addition, the Lender shall be free to disclose such information to any court or other governmental agency having jurisdiction over the Lender or as required by any subpoena or similar process or as required by law or to enable the Lender to enforce its rights hereunder.
      14.14.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.
      14.15.     Integration of Terms. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto.
      14.16.     WAIVER OF RIGHT TO TRIAL BY JURY. EACH OF THE PARTIES IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND OR CAUSE OF ACTION RELATING IN ANY WAY TO THIS AGREEMENT OR ANY NOTE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND AGREES THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS EVIDENCE OF THE WAIVER OF ITS JURY TRIAL RIGHTS.
      14.17.     Nature of Obligations. For avoidance of doubt, the obligations under the Convertible Note and the other “Loan Documents” referred to therein will be executed and delivered in substitution for, but not in satisfaction of, the Obligations under this Agreement and the Loan Documents referred to herein and the obligations under the Convertible Note shall not constitute a refinancing, substitution or novation of the Obligations.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.
BORROWER:
EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Elliot M. Maza

Title: Chief Financial Officer
LENDER:
MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Hal Goldstein

Name: Hal Goldstein

Title:	Authorized Signatory